SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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JPMORGAN CHASE & CO.

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JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017-2070

March 31, 2008

Dear fellow shareholder:

We are pleased to invite you to the annual meeting of shareholders to be held on May 20, 2008, at our offices at One Chase Manhattan Plaza in New York City. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

James Dimon
Chairman and Chief Executive Officer

Notice of 2008 Annual Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 20, 2008
Time:	10:00 a.m.
Place:	Auditorium

One Chase Manhattan Plaza

(corner of Nassau and Liberty Streets)

New York, New York

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008

•	Approval of Amendment to 2005 Long-Term Incentive Plan

•	Reapproval of Key Executive Performance Plan

•	Shareholder proposals, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan
Secretary

March 31, 2008

Please vote promptly.

If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license. See “Attending the annual meeting” on page 41.

Please note, if you hold your common stock in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the Amendment to the 2005 Long-Term Incentive Plan, Reapproval of the Key Executive Performance Plan and the shareholder proposals.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual Meeting of Shareholders to be Held on May 20, 2008. Our 2008 Proxy Statement and Annual Report for the year ended December 31, 2007, are available free of charge on our Web site at http://investor.shareholder.com/jpmorganchase/annual.cfm.

Proxy statement

Your vote is very important. For this reason, the Board of Directors of JPMorgan Chase & Co. (JPMorgan Chase or the Firm) is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent to our shareholders on or about March 31, 2008.

Proposal 1 – Election of directors

Our Board of Directors has nominated 12 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2008 annual meeting. All of the nominees for election at the 2007 annual meeting attended the meeting on May 15, 2007.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

Information about the nominees

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 20, 2008, and all other biographical information is as of the date of this proxy statement. Our directors are involved in various charitable and community activities and we have listed a number of these below.

Predecessor institutions of JPMorgan Chase include Bank One Corporation, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation.

Crandall C. Bowles, 60, Chairman of Springs Industries, Inc., home furnishings. Director since 2006.

Mrs. Bowles has been Chairman of Springs Industries, Inc. since 1998 and a member of its board since 1978. From 1998 until 2006, she was also Chief Executive Officer of Springs Industries, Inc. Subsequent to a spinoff and merger in 2006, she was Co-Chairman and Co-CEO of Springs Global Participacoes S.A., a textile home furnishings company, until July 2007. She remains on the board of Springs Global Participacoes S.A. She is also a member of the board of directors of Deere & Company. Mrs. Bowles is a graduate of Wellesley College and earned an MBA from Columbia University. She serves on the boards of the African Wildlife Foundation, Inc. and the Maya Angelou Research Center on Minority Health. She is a member of The Business Council, the Committee of 200, and the South Carolina Climate, Energy and Commerce Advisory Committee.

Stephen B. Burke, 49, President of Comcast Cable Communications, Inc., cable television. Director since 2003.

Mr. Burke joined Comcast Cable as President in 1998. Prior to 1998, he was with The Walt Disney Company from 1986. Mr. Burke is a graduate of Colgate University and received an MBA from Harvard Business School. He had been a director of Bank One Corporation from 2003 until 2004. He is Vice Chairman of The Children’s Hospital of Philadelphia.

David M. Cote, 55, Chairman and Chief Executive Officer of Honeywell International Inc., diversified technology and manufacturing. Director since July 2007.

Mr. Cote has been Chairman and Chief Executive Officer of Honeywell International Inc. since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., which he joined in 1999. Mr. Cote is a graduate of the University of New Hampshire, where he earned a bachelor’s degree in business administration. He received an honorary Juris Doctor degree from Pepperdine University in 2001.

James S. Crown, 54, President of Henry Crown and Company, diversified investments. Director since 1991.

Mr. Crown joined Henry Crown and Company in 1985 as Vice President and became President in 2003. He earned a B.A. in 1976 from Hampshire College and received his law degree in 1980 from Stanford University Law School. He had been a director of Bank One Corporation from 1991 until 2004. Mr. Crown is also a director of General Dynamics Corporation and Sara Lee Corporation. He is Chairman of the Board of Trustees for the University of Chicago and a trustee of the Museum of Science and Industry and the Orchestral Association.

James Dimon, 52, Chairman and Chief Executive Officer of JPMorgan Chase. Director since 2000.

Mr. Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. He had been President and Chief Operating Officer since JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he had been Chairman and Chief Executive Officer since March 2000. Mr. Dimon is a graduate of Tufts University and received an MBA from Harvard Business School. He is a director of The College Fund/UNCF and serves on the Board of Directors of The Federal Reserve Bank of New York, The National Center on Addiction and Substance Abuse, Harvard Business School and Catalyst. He is on the Board of Trustees of New York University School of Medicine.

Ellen V. Futter, 58, President and Trustee of the American Museum of Natural History. Director since 1997.

Ms. Futter became President of the American Museum of Natural History in November 1993, prior to which she had been President of Barnard College since 1981. She graduated from Barnard College in 1971 and earned a J.D. from Columbia Law School in 1974. She had been a director of J.P. Morgan & Co. Incorporated from 1997 until 2000. Ms. Futter is also a director of American International Group, Inc. and Consolidated Edison, Inc. She is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

William H. Gray, III, 66, Chairman of the Amani Group, consulting and advisory. Director since 1992.

Mr. Gray has been Chairman of the Amani Group since August 2004. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in 2004. He was a member of the United States House of Representatives from 1979 to 1991. Mr. Gray earned a B.A. degree from Franklin & Marshall College and received a master’s degree in divinity from Drew Theological Seminary and a master’s degree in church history from Princeton Theological Seminary. He had been a director of The Chase Manhattan Corporation from 1992 until 2000. Mr. Gray is also a director of Dell Computer Corporation, Pfizer Inc., Prudential Financial, Inc. and Visteon Corporation.

Laban P. Jackson, Jr., 65, Chairman and Chief Executive Officer of Clear Creek Properties, Inc., real estate development. Director since 1993.

Mr. Jackson has been Chairman of Clear Creek Properties since 1989. Mr. Jackson is a graduate of the United States Military Academy. He had been a director of Bank One Corporation from 1993 until 2004. Mr. Jackson is also a director of The Home Depot, Inc. He is a director of Markey Cancer Foundation.

Robert I. Lipp, 69, Senior Advisor of JPMorgan Chase. Director since 2003.

Mr. Lipp became Senior Advisor in September 2005. He had been Executive Chairman of the Board of The St. Paul Travelers Companies, Inc. (insurance) from April 2004 until September 2005 and was Chairman and Chief Executive Officer of its predecessor company, Travelers Property Casualty Corp., from December 2001 until April 2004. He received his undergraduate degree from Williams College, an MBA from Harvard University and a J.D. from New York University. Mr. Lipp had been a director of Bank One Corporation from 2003 until 2004. He is also a director of Accenture Ltd. and The Travelers Companies, Inc. Mr. Lipp is Chairman of the Executive Committee of Trustees of Williams College and a director of the New York City Ballet.

David C. Novak, 55, Chairman and Chief Executive Officer of Yum! Brands, Inc., franchised restaurants. Director since 2001.

Prior to becoming Chairman in January 2001 and Chief Executive Officer in January 2000, Mr. Novak was Vice Chairman and President of Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.) from June 1997 until January 2000; Group President and Chief Executive Officer, KFC and Pizza Hut, North America, subsidiaries of PepsiCo, from August 1996 until June 1997; and President, KFC North America, a subsidiary of PepsiCo, from 1994 until 1996. He received a B.A. degree from the University of Missouri. He had been a director of Bank One Corporation from 2001 until 2004. Mr. Novak is also a director of Yum! Brands Foundation and a director of the Friends of the United Nations World Food Program.

Lee R. Raymond, 69, Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation, oil and gas. Director since 1987.

Mr. Raymond was Chairman of the Board and Chief Executive Officer of Exxon Mobil from 1999 until he retired in December 2005. He had been Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999, having begun his career in 1963 with Exxon. Mr. Raymond graduated from the University of Wisconsin with a bachelor degree in chemical engineering in 1960 and received a Ph.D. in the same discipline from the University of Minnesota in 1963. He was a director of J.P. Morgan & Co. Incorporated from 1987 until 2000. He is Chairman of the National Petroleum Council, Vice Chairman of the Board of Trustees of the American Enterprise Institute, a trustee of the Wisconsin Alumni Research Foundation, a member of the President’s Export Council, a Trustee of the Mayo Clinic, and a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center.

William C. Weldon, 59, Chairman and Chief Executive Officer of Johnson & Johnson, health care products. Director since 2005.

Prior to becoming Chairman and Chief Executive Officer of Johnson & Johnson in 2002, Mr. Weldon served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Mr. Weldon served in a number of other senior executive positions since joining Johnson & Johnson in 1971. He is a graduate of Quinnipiac University. Mr. Weldon is Chairman of the CEO Roundtable on Cancer, Vice Chair of The Business Council and a member of the Sullivan Commission on Diversity in the Health Professions Workforce. Mr. Weldon also serves on the Liberty Science Center Chairman’s Advisory Council and as a member of the Board of Trustees for Quinnipiac University. He previously served as Chairman of the Pharmaceutical Research and Manufacturers of America (PhRMA).

Corporate governance

General

JPMorgan Chase is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer (CEO) and others regarding matters of concern and interest to the Firm.

Governance is a continuing focus at JPMorgan Chase, starting with the Board of Directors and extending throughout the Firm. In this section we describe some of our key governance practices.

Majority voting for directors – In 2007, the Board amended the Firm’s By-laws to provide a majority voting standard for election of directors in uncontested elections, resignation by any incumbent director who is not re-elected, and plurality voting in any election that is contested.

Presiding Director – In December 2006, the Board established the position of Presiding Director. The Presiding Director presides at executive sessions of non-management directors and at Board meetings at which the Chairman is not present, and has the authority to call meetings of non-management directors. The Presiding Director facilitates communication between the Chairman and CEO and the non-management directors, as appropriate, and performs such other functions as the Board directs. The Presiding Director position rotates semi-annually, with the chair of the Compensation & Management Development Committee (Compensation Committee) serving from January through June, and the chair of the Corporate Governance & Nominating Committee (Governance Committee) serving from July through December.

Non-management director meetings – Non-management directors generally meet in executive session as part of each regularly scheduled Board meeting, with discussion led by the Presiding Director.

Corporate Governance Principles of the Board – The Board of Directors first adopted Corporate Governance Principles in 1997, and has revised them periodically since then to reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (NYSE) corporate governance listing standards. The Corporate Governance Principles of the Board (Corporate Governance Principles) establish a framework for the governance of the Firm. The Corporate Governance Principles can be found on our Web site at www.jpmorganchase.com under Governance.

Code of Conduct and Code of Ethics for Finance Professionals – JPMorgan Chase has a Code of Conduct that sets forth the guiding principles and rules of behavior by which we operate our company and conduct our daily business with our customers, vendors and shareholders and with our fellow employees. The Code of Conduct applies to all directors and employees of the Firm. In addition, the Firm has a Code of Ethics for Finance Professionals that applies to the Chairman and CEO, Chief Financial Officer (CFO) and Chief Accounting Officer of the Firm and to all other professionals serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics for Finance Professionals is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements. The Code of Conduct and Code of Ethics for Financial Professionals can be found on our Web site at www.jpmorganchase.com under Governance.

Political contributions and legislative lobbying – The Board-approved policy regarding political contributions and legislative lobbying activities, the JPMorgan Chase & Co. Political Contributions Statement, is posted on our corporate Web site. The Firm also posts on its Web site an annual report of contributions made by its Political Action Committees.

Bonus recoupment – The Board’s policy on bonus recoupment in the event of a restatement of financial results is stated within the Corporate Governance Principles which are available on the Firm’s corporate Web site.

Policy on director nomination process – The Board’s Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. Shareholders wishing to recommend to the Governance Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 277 Park Avenue, New York, New York 10172.

David. M. Cote, who joined the Board in July 2007, was identified by management as a possible candidate for consideration as a director and was recommended by the Governance Committee to the Board.

It is the policy of the Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the committee to consider such shareholder recommendations. As stated in the Corporate Governance Principles, in general the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level business management experience. The Board also strives to ensure diversity of representation among its members. The Governance Committee also takes into account criteria applicable to Board committees.

Board communications – Shareholders and interested parties who wish to contact any Board members or committee chairs, the Presiding Director, or the non-management directors as a group, may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 277 Park Avenue, New York, New York 10172.

Documents available – As noted above, the Corporate Governance Principles, Code of Conduct and Code of Ethics for Finance Professionals, as well as the charters of our principal committees, can be found on our Web site at www.jpmorganchase.com under Governance. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 277 Park Avenue, New York, New York 10172.

Director independence

Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board has affirmatively determined that the director has no material relationship with JPMorgan Chase, either directly or as a partner, shareholder, officer or employee of an organization that has a relationship with JPMorgan Chase. In connection with the assessment of director independence, the Board determined that the relationships set forth in Appendix A are immaterial. Criteria respecting director independence may also be found in the Corporate Governance Principles on our Web site at www.jpmorganchase.com under Governance.

The Board of Directors reviewed the relationships between the Firm and each director and determined that in accordance with the NYSE corporate governance listing standards and the independence standards of the Firm, each non-management director (Crandall C. Bowles, Stephen B. Burke, David M. Cote, James S. Crown, Ellen V. Futter, William H. Gray, III, Laban P. Jackson, Jr., David C. Novak, Lee R. Raymond and William C. Weldon) has only immaterial relationships with JPMorgan Chase and accordingly each is an independent director under these standards. Three directors who retired in May 2007, John H. Biggs, John W. Kessler and Richard A. Manoogian, had only immaterial relationships with JPMorgan Chase and accordingly, each was an independent director. There are additional objective tests for independence in the NYSE rules and each of the named directors meets (and in the case of the retired directors met) these objective tests for independence as well. Under the NYSE rules, a director employed by the Firm cannot be deemed to be an independent director, and consequently, James Dimon and Robert I. Lipp are not independent directors of JPMorgan Chase.

In making its determinations concerning director independence, the Board considered the following transactions between the Firm and each director, the director’s immediate family members and any such person’s principal business affiliations: extensions of credit made by bank subsidiaries of the Firm; financial products and services provided by subsidiaries of the Firm; business transactions for property or services contracted for by subsidiaries of the Firm; and charitable contributions made by the Firm, directly or through its Foundation, to any non-profit organization of which a director is employed as an officer. In particular, the Board considered: for directors Futter and Jackson, extensions of credit provided to them; for directors Burke, Cote, Crown, Futter, Jackson, Novak, Raymond and Weldon, and retired directors Biggs, Kessler and Manoogian, credit cards issued to them and their immediate family members; for director Bowles, extensions of credit and other financial services provided to Springs Industries, Inc.; for director Burke, extensions of credit and other financial services provided to Comcast Cable Communications, Inc.; for director Cote, extensions of credit and other financial services provided to Honeywell International Inc.; for director Crown, extensions of credit and other financial services provided to Henry Crown and Company and other Crown family owned entities; for director Futter, extensions of credit and other financial services provided to the American Museum of Natural History; for retired director Manoogian, extensions of credit and other financial services provided to Masco Corporation; for director Novak, extensions of credit and other financial services provided to Yum! Brands, Inc.; and for director Weldon, extensions of credit and other financial services provided to Johnson & Johnson. The Board also considered the following business relationships: for director Cote, purchases of building safety and security equipment and maintenance services from Honeywell International Inc.; for director Crown, a lease of office space and a lease of retail space from subsidiaries of two companies in which Mr. Crown and members of his immediate family have indirect ownership interests; and charitable contributions to charitable organizations where the following directors and retired directors served as an officer or trustee: Biggs, Crown, Futter, Manoogian, Raymond and Weldon.

Committees of the Board

The Board has five principal committees. The charter of each committee can be found on our Web site at www.jpmorganchase.com under Governance. Each member of the Audit Committee, the Compensation & Management Development Committee and the Corporate Governance & Nominating Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the Securities and Exchange Commission (SEC).

Audit Committee – provides oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations. The Board of Directors has determined that Mrs. Bowles and Mr. Jackson are audit committee financial experts as defined by the SEC.

Compensation & Management Development Committee – reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives. Information on the Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis at page 9.

Corporate Governance & Nominating Committee – exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board and making recommendations to the Board regarding director compensation.

Public Responsibility Committee – reviews and considers the Firm’s position and practices on charitable contributions, community development, legislation, protection of the environment, shareholder proposals involving issues of public interest and public responsibility and other similar issues as to which JPMorgan Chase relates to the community at large, and provides guidance to management and the Board as appropriate.

Risk Policy Committee – provides oversight of the CEO’s and senior management’s responsibilities to assess and manage the Firm’s credit risk, market risk, interest rate risk, investment risk, liquidity risk, reputational risk, and fiduciary risk.

Director meeting attendance

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2007:

Director	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy
Crandall C. Bowles	Member			Member
Stephen B. Burke		Member	Member
David M. Cote				Member	Member
James S. Crown				Member	Chair
James Dimon
Ellen V. Futter				Member	Member
William H. Gray, III	Member			Chair
Laban P. Jackson, Jr.	Chair			Member
Robert I. Lipp				Member	Member
David C. Novak		Member	Chair
Lee R. Raymond		Chair	Member
William C. Weldon		Member	Member
Number of meetings in 2007	11	6	3	4	7

During 2007, the Board met nine times; each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

Director compensation

Annual compensation – The Board believes it is desirable that a significant portion of director compensation be linked to the Firm’s common stock, and the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation. In 2007, each non-management director received an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation was paid, of deferred stock units valued at $170,000 on the date of grant.

Each deferred stock unit represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.

From 2003 to 2007, the annual grant made to each non-management director was in the form of common stock equivalents payable in cash. In September 2007, previous grants of common stock equivalents for all active non-management directors were converted into deferred stock units.

Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chair of a board committee receives an additional fee of $15,000 per year. Directors who are officers of the Firm do not receive any fees for their service as directors.

The following table summarizes annual compensation for non-management directors.

Compensation	Amount
Board retainer	$75,000
Committee chair retainer	15,000
Audit committee member retainer	10,000
Deferred stock unit grant	170,000

Stock ownership guidelines – As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a board member.

Deferred compensation – Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including deferred stock units. Upon retirement, deferred cash compensation deferred into stock units will be distributed in stock; all other deferred cash compensation will be distributed in cash. Compensation that was paid in common stock in prior years and that may have been deferred is distributable only in common stock when the director retires from the Board. Deferred compensation will be distributed in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board.

Reimbursements and insurance – The Firm reimburses directors for their expenses in connection with their board service. We also pay the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

2007 Director compensation table – The following table shows the compensation expensed for each director in 2007.

Name	Fees earned or paid in cash ($)	2007 Stock award ($) (1)(2)	Change in pension value and non- qualified deferred compensation earnings ($) (3)	Total ($)
John H. Biggs (4)	$35,417	$170,000	$0	$205,417
Crandall C. Bowles	85,000	170,000	0	255,000
Stephen B. Burke	75,000	170,000	0	245,000
David M. Cote (4)	37,500	0	0	37,500
James S. Crown	90,000	170,000	0	260,000
Ellen V. Futter	75,000	170,000	0	245,000
William H. Gray, III	96,667	170,000	2,598	269,265
Laban P. Jackson, Jr.	100,000	170,000	0	270,000
John W. Kessler (4)	31,250	170,000	0	201,250
Robert I. Lipp (5)	0	0	0	0
Richard A. Manoogian (4)	35,417	170,000	0	205,417
David C. Novak	90,000	170,000	0	260,000
Lee R. Raymond	90,000	170,000	0	260,000
William C. Weldon	75,000	170,000	0	245,000

[1]

Amounts recognized for financial statement reporting purposes during 2007 in accordance with SFAS 123R, for dividend equivalents and changes in market value of the Firm’s common stock on annual awards of common stock equivalents granted from 2003 to 2006 were as follows: Mr. Biggs: $(53,028); Mr. Burke: $(15,582); Mr. Crown: $(15,582); Ms. Futter: $(38,429); Mr. Gray: $(38,429); Mr. Jackson: $(15,582); Mr. Kessler: $(35,222); Mr. Lipp: $(8,104); Mr. Manoogian: $(35,222); Mr. Novak: $(15,582); Mr. Raymond: $(38,429); and Mr. Weldon: $(7,478).

[2]

The aggregate number of option awards and stock awards outstanding at December 31, 2007, for each current director is included in the Security ownership of directors and executive officers table on page 8 under the columns “Options/SARs exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested. Messrs. Biggs, Kessler and Manoogian retired from the Board on May 14, 2007, and as of that date their holdings were as follows: Mr. Biggs, 19,791 stock awards; Mr. Kessler, 22,058 option awards and 31,344 stock awards; and Mr. Manoogian, 11,880 option awards and 19,287 stock awards.

[3]

Amounts shown are earnings during 2007 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans. These investments were made in 2000.

[4]	Messrs. Biggs, Kessler and Manoogian retired in May 2007 on the eve of the 2007 annual meeting. Mr. Cote joined the Board in July 2007.
[5]

As Senior Advisor, Mr. Lipp does not receive director compensation but instead is paid a base salary of $500,000 and is eligible for a discretionary annual incentive compensation award. In January 2007, Mr. Lipp was granted stock appreciation rights covering 500,000 shares of JPMorgan Chase common stock with an exercise price of $48.25 per share to be settled entirely in shares, with a 10-year term exercisable in three equal installments on the first three anniversaries of the grant date. The aggregate grant date fair value of this grant to Mr. Lipp was $5,960,000. In addition, Mr. Lipp received a cash award of $1,625,000 and 18,135 restricted stock units valued at $875,014 that vests in two equal annual installments beginning two years after the grant date. At December 31, 2007, Mr. Lipp had 1,002,640 option awards and 30,818 stock awards outstanding, of which 12,683 stock awards were fully vested and receipt has been deferred under deferred compensation plan arrangements.

Security ownership of directors and executive officers

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of December 31, 2007, including shares that could have been acquired within 60 days of that date through the exercise of stock options, by each director, the executive officers named in the Summary compensation table, and all directors and executive officers as a group, together with additional underlying stock units as described in note 3 to the table. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all directors and executive officers as a group totals approximately 1% of our outstanding common stock as of December 31, 2007; each director and named executive officer individually owns less than 1% of our outstanding common stock.

	Beneficial ownership				Additional underlying stock units (#) (3)	Total (#)
	Common stock (#) (1)(2)		Options/SARs exercisable within 60 days (#)	Total beneficial ownership (#)
Name
Steven D. Black	122,887		1,282,305	1,405,192	573,245	1,978,437
Crandall C. Bowles	4,000		0	4,000	5,903	9,903
Stephen B. Burke	6,840		2,640	9,480	24,817	34,297
Michael J. Cavanagh	93,755		320,568	414,323	123,242	537,565
David M. Cote	14,000		0	14,000	843	14,843
James S. Crown	11,161,562	(4)	29,072	11,190,634	72,866	11,263,500
James Dimon	3,734,010		4,681,527	8,415,537	594,944	9,010,481
Ellen V. Futter	951		11,920	12,871	38,744	51,615
William H. Gray, III	0		11,920	11,920	57,802	69,722
Laban P. Jackson, Jr.	15,372		44,877	60,249	48,040	108,289
Robert I. Lipp	48,420		502,639	551,059	30,818	581,877
David C. Novak	39,126		11,880	51,006	32,108	83,114
Lee R. Raymond	1,850		11,920	13,770	119,586	133,356
James E. Staley	215,083		956,926	1,172,009	214,980	1,386,989
William C. Weldon	1,072		0	1,072	13,413	14,485
William T. Winters	317,713		3,050,833	3,368,546	686,663	4,055,209
All directors and executive officers as a group (27 persons)	17,469,565		15,225,155	32,694,720	4,115,926	36,810,646

[1]	Shares owned outright, except as otherwise noted.
[2]

Includes shares pledged as security, including shares held by brokers in margin loan accounts whether or not there are loans outstanding, as follows: Mr. Crown, 10,263,231 shares; Mr. Novak, 38,480 shares; and all directors and executive officers as a group, 10,301,711 shares.

[3]

Amounts include for directors and executive officers, shares or deferred stock units, receipt of which has been deferred under deferred compensation plan arrangements. For officers, amounts also include restricted stock units and shares attributable under the JPMorgan Chase 401(k) Savings Plan.

[4]

Includes 113,898 shares Mr. Crown owns individually; 9,287,063 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary. Also included are 204,605 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; and 8,873 shares owned by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his interest in such entities.

Compensation Discussion and Analysis

Summary

The business results discussed in the Management’s Discussion and Analysis (MD&A) section of our 2007 Annual Report, along with the discussion of our strategies and challenges, are a starting point for how the Compensation & Management Development Committee (the Compensation Committee) ultimately decided to compensate our CEO, CFO and other Named Executive Officers. Each of the Named Executive Officers is a member of the Operating Committee, the Firm’s most senior management committee. Members of our Operating Committee are the executive officers of the Firm and include Mr. Dimon, the CEOs of our six major businesses and the heads of principal functional areas.

As evidenced by the MD&A, there are many factors that we weigh in determining compensation, especially in a firm and industry as complex as ours. The benefits of our business mix and strategies, including attention to the balance sheet, capital management and risk management, became more apparent over the course of the year. The diversified nature of our business across multiple geographies and the six core operating units helped us weather a difficult operating environment and allowed us to produce balanced, positive results relative to our peers.

The Compensation Committee and Board considered a number of qualitative and quantitative factors in determining 2007 compensation, including quality of earnings, progress on key growth initiatives, improvements in systems and technology, and market leadership positions.

Summarized below are some of the key quantitative factors considered:

•	The Firm reported a second consecutive year of record earnings and revenue.

•	Income from continuing operations increased by $1.7 billion (13%) to $15.4 billion.

•	Total net revenue grew $9.4 billion (15%) to $71.4 billion.

•	Tier 1 capital ratio remained strong at 8.4%.

•	Results were achieved even as credit reserves were increased by $2.3 billion to more than $10.1 billion.

•

Total shareholder return (TSR) over the last 3 years was 23.6% compared to an average 16.4% for the core competitors listed in the table on page 12. However, more recent TSR comparisons indicate better absolute and relative performance against the same group, with TSR over the last 2 years of 16.9% versus 2.3% and a decline of 6.9% versus a 20.8% decline for these competitors in 2007.

Our primary compensation element is an annual incentive award that is delivered in a mix of cash and equity. The Compensation Committee believes that because the amount of total incentive compensation awarded is based on several integrated performance criteria, a significant set of performance requirements is already embedded in the entire incentive amount. Once the incentive amount is decided, what remains is determining the mix between cash and equity awards. Equity awards are granted in lieu of cash to tie the value of incentive compensation to the Firm’s long-term performance and stock price and to add the risk of forfeiture if the executive does not remain with the company.

Also, the Compensation Committee looks for sustained performance at the highest levels and across multiple factors. In light of the performance results achieved in 2007, the Compensation Committee believes that the overall level of compensation was appropriate and well aligned with both the short- and longer-term performance of the Firm.

Compensation program

Shareholders should expect the Firm to use its compensation resources wisely and resourcefully to build long-term value creation. We believe that our compensation philosophy and program approach are consistent with this expectation. The success of our compensation program should be measured by the long-term performance of JPMorgan Chase since the program is intended to reinforce strong and sustainable financial performance, operational discipline and shareholder value creation.

Elements of executive compensation

The key components of our executive compensation program operate in concert to deliver the appropriate level of total compensation. We believe that the mix of cash and equity compensation and the balance of current and long-term incentives help achieve the Firm’s objectives. Current compensation includes base salary and the cash portion of annual incentive compensation. Long-term compensation includes the equity portion of annual incentive compensation and any periodic equity awards. The Firm minimizes the use of perquisites and generally does not provide dues for private clubs, car allowances, financial planning, tax gross-ups and similar executive perquisites. The CEO is required to use Firm aircraft and automobiles whenever feasible for business and personal travel and the Firm augments other security measures for the CEO. A list of the compensation and benefits elements as they relate to senior executives of the Firm is found in the following table.

Compensation element	Description	Other features
Base salary	On average less than 5% of total compensation for members of the Operating Committee. Provides a measure of certainty and predictability to meet certain living and other financial commitments.	Reviewed annually and subject to increase if, among other reasons, the executive acquires material additional responsibilities, or the market changes substantially.

Annual incentive compensation

Performance based incentive which can vary significantly from year to year.

The cash portion is paid and the equity portion is awarded in January following the performance year.

The equity portion is awarded in the form of RSUs determined by a formula representing a portion of the entire incentive award – for 2007, RSUs for the Operating Committee represented at least 50% of their incentive award.

50% of the RSU portion of the award vests on the second anniversary of the grant and 50% vests on the third anniversary of the grant.

Shares received upon vesting are subject to the 75% retention requirement described at page 13.

Periodic equity awards	Periodically the Firm grants special equity awards to select senior officers to reward and encourage leadership, including awards in 2007 made in the form of stock appreciation rights to be settled in shares only.

Become exercisable ratably on each of the first five anniversaries of grant and must be held for at least 5 years after the grant.

Shares received upon exercise are subject to the 75% retention requirement described at page 13.

Deferred compensation	Senior executives can voluntarily defer up to the lesser of 90% of their annual cash incentive or $1,000,000.

Beginning in 2005 a lifetime $10,000,000 cap on future cash deferrals was instituted.

Deferred amounts are credited to various unfunded hypothetical investment options, generally index funds, at the executive’s election.

Pension and retirement

Firm-wide qualified cash balance pension plan based on first $225,000 of base salary only (in 2007).

Non-qualified excess pension plan based on base salary in excess of $225,000 up to $1 million.

Voluntary 401(k) plan.

Incentive awards not eligible for pension credits.

Officers with a base salary and cash incentives equal to or greater than $250,000, including all Operating Committee members, receive no Firm matching contribution in the 401(k) plan.

Paid in lump sum or annuity following retirement.

Health and Welfare benefits	Firm-wide benefits such as life insurance, medical and dental coverage, and disability insurance.	No special programs for senior executives. In medical and dental plans, the higher the employee’s compensation, the higher the employee’s portion of the premium.

Severance plan

Firm-wide severance pay plan providing up to 65 weeks of base salary, based on years of service.

Benefits paid in periodic installments following termination of employment, contingent on release of claims and restrictive covenants.

Continued eligibility for certain welfare plan benefits during severance pay period.

Philosophy and approach

Our long-term success as a premier financial services firm depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of that system are an acute focus on performance, shareholder alignment, a sensitivity to the relevant market place, and a long-term orientation.

Performance – For senior level employees, a significant portion of compensation should be, and is, variable, and the Firm seeks real differentiation in compensation among our most senior employees based on their accomplishments.

As a general matter, in assessing performance, we consider:

•	Performance of the individual employee, the relevant line of business, and the Firm as a whole.

•	Performance that is based on measurable and sustained financial results through the business cycle.

•

Performance that is both relative and absolute, in that each year’s performance is compared not just to our own prior performance or achievement of current goals, but also to appropriately chosen comparison companies that compete in similar markets and provide similar financial products and services. Those comparison companies are disclosed below under the discussion of our relevant market place.

The performance criteria we use include a robust set of quantitative and qualitative factors focused on financial performance, management effectiveness, growth, people development and risk/control management. While specific factors will differ from business to business and function to function, among the most important factors that commonly apply are:

Quantitative criteria
• Operating earnings • Credit and risk management • Revenue growth • Expense management • Contribution across business lines • Return on capital	• Investing for growth – business expansion and technology • Improving client satisfaction • Executing other major projects • Improving operational efficiency • Capital and liquidity management

Qualitative criteria

•        Quality of earnings

•        Establishing, refining and executing long-term strategic plans

•        Achieving and maintaining market leadership positions in key businesses

•        Attracting, developing and retaining highly effective and diverse leaders

•        Executing acquisition integration tasks

•        Building an inclusive culture

•        Thinking beyond your own business

•        Maintaining compliance and controls

•        Protecting the integrity and reputation of the Firm

•        Supporting the Firm’s values

•        Supporting and strengthening the communities we serve worldwide

The Compensation Committee considers these factors in total. While our approach is disciplined, it is not formulaic. We rely on our business judgment to determine the most appropriate compensation to recognize the contributions and potential of our leaders. In view of the wide variety and complexity of factors considered in connection with its evaluation of the Firm, business and individual executive performance, the Compensation Committee does not find it useful, and does not attempt, to rank or otherwise assign relative weight to these factors. Executive performance must be sustained at the highest levels over multiple time periods, and superior performance must be achieved across multiple factors to be considered outstanding. In considering the factors described above, individual members of the Compensation Committee and the Board of Directors may have given different weight to different factors.

Shareholder-alignment – We believe that an ownership stake in the Firm best aligns our employees’ interests with those of our shareholders. Our compensation programs are designed to annually deliver a meaningful portion of total compensation in equity to employees who can have the greatest impact on the bottom line and to increase the significance to our most senior employees of the equity portion of their compensation to strengthen their alignment with shareholders. JPMorgan Chase pays a larger portion of our executive compensation in equity-based long-term incentives when compared to many in our comparison group companies. Employees whose incentive compensation is $20,000 receive 10% in the form of RSUs. The percentage awarded as RSUs increases as compensation increases. That enhanced alignment to shareholder interests is deliberate and focuses executive activities and decisions on those areas that increase shareholder value. We further believe that competitive, annual equity awards subject to multi-year vesting and termination/forfeiture provisions effectively emphasize the long-term view of our business and bolster the retention of our top talent.

Relevant market place – We operate in a very competitive market for talent. We use comparison groups, or benchmarking, to understand market practices and trends, to evaluate the competitiveness of our programs and to assess the efficiency of these programs. Each of our lines of business operates under our overall compensation framework, but uses compensation programs appropriate to its competitive environment. Given the diversity of our businesses, our global operations and the complexity of the products and services we provide, our comparison group is also diverse, global and complex. As a result, the Compensation Committee reviews actual compensation levels, generally from public data, for companies that either directly compete with us for business and/or talent or are global organizations with similar scope, size or other characteristics to JPMorgan Chase. The Compensation Committee did not engage the services of a compensation consultant in 2007. Comparative compensation data was provided to the Compensation Committee by the Executive Compensation unit of Corporate Human Resources.

Accordingly, our businesses generally benchmark against direct business competitors, while functional areas benchmark against a blend of financial services and large, globally integrated businesses. We view benchmarking as important for an understanding of the market, but we use market factors to inform, not override, our focus on pay for performance. Each element of executive compensation is combined for comparison purposes using a total compensation approach, but the Compensation Committee does not attempt to mirror any particular company’s approach to delivering compensation. Assessments are then made between comparison company compensation and JPMorgan Chase’s total compensation with an additional assessment of our mix of compensation between base salary, annual cash incentives and long-term incentives (annual and periodic grants). Because we view our executive officers as highly talented executives capable of rotating among the leadership positions of our businesses and key functions, we also place importance on the internal pay relationships among members of our Operating Committee.

The core comparison companies are:

Company	CEO, CFO and Functional Staff	Investment Bank	Asset Management	Retail Financial Services	Card Services	Commercial Banking	Treasury & Securities Services
American Express	✓				✓
Bank of America	✓	✓	✓	✓	✓	✓	✓
Citi	✓	✓	✓	✓	✓	✓	✓
Goldman Sachs	✓	✓	✓
Lehman Brothers	✓	✓	✓
Merrill Lynch	✓	✓	✓
Morgan Stanley	✓	✓	✓
Wachovia	✓			✓		✓	✓
Wells Fargo	✓			✓	✓	✓

Additional comparison companies are:

CEO, CFO and Functional Staff: Bear Stearns, Credit Suisse, Deutsche Bank and UBS. For functional heads we also review relevant positions at the following large multinational companies: Dupont, General Electric, HP, IBM, Johnson & Johnson, Merck, 3M, Procter & Gamble, Time Warner and Walt Disney.

Investment Bank: Bear Stearns, Credit Suisse, Deutsche Bank and UBS.

Asset Management: Credit Suisse, Deutsche Bank and UBS. We also review Alliance Capital, Blackrock, Eaton Vance, Franklin Templeton Investments, Legg Mason, Federated Investors, Northern Trust, Nuveen Investments, Putnam Investments, Schroders, T. Rowe Price, US Trust and Wellington Management.

Retail Financial Services: Countrywide Financial and Washington Mutual.

Card Services: Capital One, Discover, HSBC and Washington Mutual.

Commercial Banking: Fifth Third, Key Corp. and SunTrust.

Treasury & Securities Services: ABN Amro, Bank of New York Mellon, State Street and Northern Trust.

Long-term orientation – We strive for a long-term orientation both in the way we assess performance and in the way we structure compensation. The aim of our compensation programs and policies is to motivate all employees at JPMorgan Chase to attain strong and sustained performance, both on an absolute and relative basis. We achieve this through processes and tools that are clear, transparent and effective at driving behaviors that expand the depth and breadth of our positive impact on clients. Our goal is to significantly differentiate executive compensation through the annual compensation process and through periodic equity awards to appropriately recognize outstanding performance.

Certain features of our compensation programs are targeted to help us achieve individual objectives, and other elements help us achieve multiple objectives simultaneously. Our vesting periods for stock awards generally provide that one-half vests after two years and the balance vests after three years. As a result of these awards, employees share the same interest in the Firm’s long-term success as other shareholders, and we believe that such ownership is a positive factor in retaining key employees. We also use these features to focus executives across all lines of business on longer-term strategy and the overall results of the Firm, particularly at more senior levels where executives can have a greater influence on our long-term success.

Compensation review processes

Compensation of Operating Committee members depends not only on how they as individuals perform, but also on how the Firm as a whole performs. We assess their specific performance based on short-, medium- and longer-term objectives tailored to specific lines of business and functional areas.

Our disciplined compensation processes involve a series of reviews and assessments by successive levels of management within lines of business, the Operating Committee, the CEO, the Compensation Committee and the Board of Directors. The CEO presents his assessment of individual performance and a recommended set of compensation actions for the other Operating Committee members to the Compensation Committee for their consideration. The CEO does not make any recommendation regarding his own compensation. The Compensation Committee discusses the CEO’s compensation entirely in their independent executive session and seeks full Board ratification of their determinations. No member of the Operating Committee other than the CEO has a role in making a recommendation to the Compensation Committee as to the compensation of any member of the Operating Committee.

Compensation governance practices

The Firm and Compensation Committee also rely on other governance practices summarized below in seeking appropriate decisions and shareholder aligned outcomes.

Authorities and responsibilities – In addition to approving compensation for Operating Committee members, the Compensation Committee approves the formula, pool calculation and performance goals for the Key Executive Performance Plan as required by Section 162(m) of the Internal Revenue Code (KEPP), reviews line of business total incentive accruals versus performance throughout the year, approves final aggregate incentive funding, and approves total equity grants under the Firm’s long-term incentive plan and the terms and conditions for each type of award. The Compensation Committee has delegated authority to the Director Human Resources to administer the compensation and benefits programs. The Director Human Resources, with concurrence of an Operating Committee member, may approve awards under the Firm’s long-term incentive plan to prospective hires and to current officers who are not Section 16 officers for retention purposes.

Bonus recoupment policy – In 2006, we formalized a bonus recoupment policy that enables us to recover previous incentives paid to executives in the event those incentives were the result of misconduct that leads to a material restatement of financial information. This policy can be found on our Web site at www.jpmorganchase.com under Governance.

Deductibility of executive compensation – To maintain flexibility in compensating executive officers, the Compensation Committee does not require all compensation to be awarded in a tax-deductible manner, but it is their intent to do so to the fullest extent possible and consistent with overall corporate goals. To that end, shareholders have approved KEPP, which covers all executive officers, including the Named Executive Officers, and their annual cash incentive awards and RSUs are delivered under the plan.

A proposal has been included on page 30 of the proxy statement recommending reapproval of KEPP.

Equity grant practices – Equity grants are awarded as part of the annual compensation process, as periodic long-term awards and as part of employment offers for new hires. In each case, the grant price is the average of the high and the low prices of JPMorgan Chase common stock on the grant date. Grants made as part of the annual compensation process are generally awarded in January after earnings are released and generally in the form of RSUs. RSUs carry no voting rights; however, dividend equivalents are paid on units at the time actual dividends are paid on shares of JPMorgan Chase common stock. Stock options granted by Bank One in 2002 and earlier included a feature that provided for the issuance of restorative options that will remain in effect until expiration of the original option. The Firm no longer grants options with restoration rights. The Firm prohibits repricing of stock options and SARs.

A proposal has been included on page 26 of the proxy statement recommending an amendment to the 2005 Long-Term Incentive Plan to extend the term and increase the number of shares available under the plan.

Continued equity ownership – Our policies require share ownership for directors and executive officers and encourage continued ownership for others. Senior executives are expected to establish and maintain a significant level of direct ownership. Mr. Dimon and other members of the Operating Committee and the Executive Committee (a management committee of 48 senior executives that includes members of the Operating Committee) are required to retain at least 75% of the shares they receive from equity-based awards, including options, after deduction for option exercise costs and taxes. In January 2008, certain executives received more than 50% of their incentive compensation in the form of RSUs. The retention requirement will not apply to the excess over 50% when such RSUs vest.

Shareholdings of directors and executive officers are shown in the table at page 8.

Compensation of the Named Executive Officers

Overview of performance – The Compensation Committee reviewed 2007 performance against results for previous years and determined that we performed well on key operating metrics. Our actual results compared to our 2006 and 2005 results on several metrics were as follows:

(dollars in millions except per share data)
Business	Performance metric	2007	2006	2005
Firm-wide	Net Revenue	$71,372	$61,999	$54,248
	Net Income (1)	$15,365	$13,649	$8,254
	EPS (Fully Diluted) (1)	$4.38/share	$3.82/share	$2.32/share
	ROE - GW (1)(2)	21%	20%	13%
	Tier 1 Capital Ratio	8.4%	8.7%	8.5%
Investment Bank	Net Revenue	$18,170	$18,833	$15,110
	Net Income	$3,139	$3,674	$3,673
	ROE	15%	18%	18%
Asset Management	Net Revenue	$8,635	$6,787	$5,664
	Net Income	$1,966	$1,409	$1,216
	ROE	51%	40%	51%
	Pretax Margin	36%	33%	33%
Retail Financial Services	Net Revenue	$17,479	$14,825	$14,830
	Net Income	$3,035	$3,213	$3,427
	ROE	19%	22%	26%
Card Services	Net Revenue	$15,235	$14,745	$15,366
	Net Income	$2,919	$3,206	$1,907
	ROE	21%	23%	16%
Commercial Banking	Net Revenue	$4,103	$3,800	$3,488
	Net Income	$1,134	$1,010	$951
	ROE	17%	18%	28%
Treasury & Securities Services	Net Revenue	$6,945	$6,109	$5,539
	Net Income	$1,397	$1,090	$863
	ROE	47%	48%	57%
	Pretax Margin	32%	28%	24%

Note:	All data presented on a reported basis except for Card Services which is presented on a managed basis.
[1]	From continuing operations.
[2]	Return on equity net of goodwill.

Compensation actions – The following table shows salary in 2007 and annual incentive compensation awarded in January 2008 for 2007 performance which reflects the Compensation Committee’s view of its annual compensation actions for 2007. The table also shows periodic equity awards granted in January 2008 that are separate from annual compensation. The Summary compensation table (SCT) required by the SEC is at page 16.

Annual and periodic compensation

							Periodic equity awards
		Annual compensation
			Incentive compensation			Change
Name and principal position	Year	Salary ($) (1)	Cash ($)	RSUs ($)	Total ($)	from prior	Special
						year (%)	SARs (#) (2)
James Dimon	2007	$1,000,000	$14,500,000	$14,500,000	$30,000,000	11%	2,000,000
Chairman and CEO	2006	1,000,000	13,000,000	13,000,000	27,000,000		0
Michael J. Cavanagh	2007	500,000	3,750,000	3,750,000	8,000,000	23	300,000
Chief Financial Officer	2006	500,000	3,000,000	3,000,000	6,500,000		200,000
Steven D. Black	2007	400,000	4,900,000	14,700,000	20,000,000	(5)	400,000
Co-CEO Investment Bank	2006	400,000	10,300,000	10,300,000	21,000,000		0
James E. Staley	2007	400,000	8,800,000	8,800,000	18,000,000	64	400,000
CEO Asset Management	2006	400,000	5,300,000	5,300,000	11,000,000		0
William T. Winters (3)	2007	564,379	4,900,000	14,700,000	20,164,379	(5)	400,000
Co-CEO Investment Bank	2006	519,150	10,300,000	10,300,000	21,119,150		0

[1]

The base salaries for Messrs. Black and Staley were increased from $400,000 to $500,000 effective February 1, 2008, based on the Compensation Committee’s internal equity review of Operating Committee salaries.

[2]

The Compensation Committee awarded special Stock Appreciation Rights (SARs) to the CEO, CFO and other Named Executive Officers effective January 22, 2008, at a grant price of $39.83 which were not part of regular annual compensation. The terms of the SARs are described under Periodic equity awards on page 16.

[3]

Mr. Winters is located in London and his annual salary is designated as £282,400, paid monthly. The blended applicable spot rate used to convert Mr. Winters’ salary to U.S. dollars on the twelve monthly payroll dates in 2007 was 1.999 and in 2006 was 1.838 U.S. dollars per pound sterling respectively.

The above table is presented to show how the Compensation Committee viewed compensation actions, but it differs substantially from the SCT required by the SEC and is not a substitute for the information required by the SCT on page 16.

The SCT shows compensation information in a format required by the SEC. One major difference between the SCT and this 2007 table is that the Stock awards and Option awards columns in the SCT report the expense recognized for financial statement reporting purposes with respect to 2007 in accordance with SFAS 123R and applicable SEC rules. The above table includes for 2007 equity grants made in January 2008 for the 2007 performance year but excludes grants made in 2007 for performance years prior to that. The SCT, on the other hand, includes all or part of equity grants made in a number of different years based on the amounts we expensed for accounting purposes during 2007. Also, due to the Firm’s adoption of SFAS 123R on January 1, 2006, the accounting treatment of equity awards varies substantially among our Named Executive Officers, depending upon their eligibility for vesting of equity awards as described in note 2 to the SCT.

CEO compensation – Mr. Dimon’s performance for 2007 was reviewed and evaluated by the Compensation Committee and the Board as described below. These reviews focused on a number of criteria, both quantitative and qualitative, including several key quantitative criteria highlighted in the table on page 11.

The Compensation Committee also reviewed our performance relative to the comparison group, as indicated on page 12, over one, two and three-year time frames. The Compensation Committee concluded that we had achieved strong performance relative to the financial services companies in the comparison group in the current year and two-year time frames that represented Mr. Dimon’s tenure as CEO.

The Compensation Committee considered our second consecutive year of a record level of earnings and revenue, particularly in a difficult environment while building credit reserves by $2.3 billion to $10.1 billion and maintaining a strong Tier 1 capital ratio of 8.4%. Additionally, the Compensation Committee focused on the fact that we continued to invest in all businesses. In addition to the investments noted below in our Investment Bank and Asset Management businesses, other investments included adding more than 2,000 personal bankers and opening 127 new branch offices in Retail Financial Services, marketing and reward programs in Card Services, new offices inside and outside the United States in Commercial Banking and business acquisitions and enhancements of technology in Treasury & Securities Services. The Compensation Committee also noted Mr. Dimon’s close attention to risk management. He continues to skillfully lead the Firm through a very challenging financial and credit environment and enhanced the Firm’s leadership with the hiring of the CEO of Card Services and the Chief Risk Officer.

As a result of this performance, the Board approved an annual incentive of $29 million for Mr. Dimon. This incentive, in addition to his salary, produced total annual compensation of $30 million, which represents an 11% increase from 2006. (See the table above for the Compensation Committee’s view of annual compensation actions and differences from the Summary compensation table.)

Other Named Executive Officers’ compensation – As the CFO of the Firm, Mr. Cavanagh’s incentive compensation for 2007 was affected by the Firm’s overall attainment of the financial results described above, including record revenues and earnings for the second consecutive year. The Compensation Committee also recognized his role in ensuring that necessary discipline was in place to assist the lines of business in planning and achieving their financial objectives, as well as the significant role he played with respect to the Firm’s management of risk, financial controls and compliance. The Firm maintained a strong capital ratio and strong liquidity throughout the year. As a result of these considerations, Mr. Cavanagh’s 2007 compensation increased 23% from 2006.

Messrs. Black and Winters are co-heads of the Investment Bank, and their compensation is based upon the performance of their business unit as well as upon the overall performance of the Firm. The financial performance of the Investment Bank declined slightly from the prior year with revenues down 4% and net income down 15%. Results for the year included the effect of mark-downs on leveraged loans and subprime mortgage assets. However, the Investment Bank also had record advisory fees and record results in fixed income and equity markets. Additionally, good progress was made on three key areas of focus in 2007 which will continue as a focus in 2008: growth initiatives including build-out of commodities, emerging markets and Asia; and managing the business with discipline. The Compensation Committee concluded that the overall performance of the Investment Bank was quite good on a relative basis in a difficult environment, but satisfactory on an absolute basis. Considering the balance of both absolute and relative financial performance and progress on key initiatives, Messrs. Black’s and Winters’ compensation was reduced by 5% from 2006 (as reflected in the table above). Also, for all members of the senior management team in the Investment Bank, including Messrs. Black and Winters, the percentage of incentive compensation awarded as RSUs rather than cash was increased to 75% from 50% for this year’s grant to increase the proportion of their compensation directly tied to the Firm’s share price performance.

Mr. Staley is head of our Asset Management business, and his compensation is also based upon the performance of his business unit as well as upon the overall performance of the Firm. The financial performance of the Asset Management unit included record net income and revenue, increasing by 40% and 27%, respectively, from the prior year. Assets under management grew by 18%, driven substantially by new inflows. Additionally, Mr. Staley oversaw significant investments in the business, including the addition of over 200 client advisors, the establishment of more than 100 new funds, and the continued expansion outside the United States, including China. He also exceeded the business target goal of a 35% pretax margin. These results reflected significant increases from 2006. Additionally, the Compensation Committee believed that the performance in 2007 reflected the successful execution of business planning and development that extended over a period of years. As a result, Mr. Staley received a 64% increase in total compensation from 2006 (as reflected in the table above).

For each of Messrs. Black, Staley and Winters, the Compensation Committee also considered comparative compensation data and desired to move their compensation closer to the level of key competitors.

Periodic equity awards – In January 2008, the Named Executive Officers were awarded periodic equity awards in the form of stock settled SARs which were separate from annual compensation and are intended to further motivate the executives to focus on the Firm’s long-term success by providing greater ownership opportunity and to reinforce the partnerships that will help produce that success. SARs were awarded rather than RSUs to provide a compensation opportunity based solely on increases in the share price from the date of grant.

Mr. Dimon was awarded 2,000,000 special SARs that are not part of his regular annual compensation and will not be awarded on a regularly recurring basis. In making this special grant, the Board considered the importance of Mr. Dimon’s continuing, long-term stewardship in realizing the Firm’s potential as a premier financial institution and the extremely competitive environment for leadership talent. These are the first options awarded to Mr. Dimon since he became the Firm’s CEO at the start of 2006. The terms of the grant are distinct from, and more restrictive than, other equity grants regularly awarded by the Firm. These options, which have a ten-year term, will become exercisable no earlier than January 22, 2013, or five years after the effective date of January 22, 2008 (the Effective Date). Moreover, the number of options that will become exercisable (ranging anywhere from none to the full 2,000,000 options granted) and their exercisability date or dates will be determined by the Compensation Committee, subject to ratification by the Board, based on an assessment of the performance of Mr. Dimon and the Firm. That assessment will be made by the Compensation Committee in the year prior to the fifth anniversary of the Effective Date, relying on such factors that in its sole discretion the Compensation Committee deems appropriate. Any remaining options not deemed exercisable will be canceled.

Messrs. Cavanagh, Black, Staley and Winters were awarded a periodic equity award in the form of SARs as shown in the above table. These SARs will become exercisable 20% per year over the five-year period from the date of grant. All shares obtained upon exercise must be held until the fifth year and thereafter become subject to the Firm’s 75% retention requirement.

Executive compensation tables

The following tables and related narratives present the compensation for our Named Executive Officers in the format specified by the SEC.

I. Summary compensation table (SCT)

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (2)	Option awards ($) (2)(3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All other compensation ($) (5)	Total ($)
James Dimon	2007	$1,000,000	$14,500,000	$10,666,688	$1,243,055	$31,202	$356,330	$27,797,275
Chairman and CEO	2006	1,000,000	13,000,000	7,165,705	17,353,321	46,445	487,858	39,053,329
Michael J. Cavanagh	2007	500,000	3,750,000	2,183,370	1,846,952	6,017	—	8,286,339
Chief Financial Officer	2006	500,000	3,000,000	1,407,365	2,221,760	23,380	—	7,152,505
Steven D. Black	2007	400,000	4,900,000	14,637,594	912,426	14,435	—	20,864,455
Co-CEO Investment Bank	2006	400,000	10,300,000	17,499,603	1,416,564	18,974	—	29,635,141
James E. Staley	2007	400,000	8,800,000	6,795,979	651,733	99,852	—	16,747,564
CEO Asset Management	2006	400,000	5,300,000	9,447,546	940,992	179,060	—	16,267,598
William T. Winters (6)	2007	564,379	4,900,000	14,631,761	912,426	190,778	—	21,199,344
Co-CEO Investment Bank	2006	519,150	10,300,000	17,626,693	1,722,349	160,362	—	30,328,554

[1]

Includes amounts awarded, whether paid or deferred. We award annual cash incentives under a shareholder-approved plan designed to permit JPMorgan Chase to deduct the compensation paid. The plan allows the Compensation Committee substantial discretion, which the Compensation Committee uses consistently in establishing compensation following the completion of a fiscal year. Accordingly, we report amounts paid under this plan as “bonus” and not “non-equity incentive compensation”.

[2]

The Firm’s accounting for employee stock-based incentives is described in Note 10 to the Firm’s financial statements in the 2007 Annual Report, including how the Firm recognizes compensation expense pursuant to SFAS 123R for equity awards granted to employees eligible for continued vesting under specific age and service or service-related provisions (full career eligible employees). Generally, such expenses will be recognized over an award’s stated service period for employees who are not so eligible, or from the grant date until the eligibility date for employees who will become so eligible before the end of the stated service period. For full career eligible employees, the Firm accrues during the performance year the estimated cost of stock awards expected to be granted at the next January grant date.

[3]

Includes the following amounts recognized for restorative options issued in 2006 to Messrs. Dimon and Cavanagh under options originally granted under Bank One programs in 2002 and earlier: Mr. Dimon, $10,772,495 and $2,893,087 for a total of $13,665,582; and Mr. Cavanagh, $133,240 and $579,805 for a total of $713,045. The issuance of such options did not require Board approval and was not discretionary, but was as a result of their exercise of previously granted options with restoration terms. Stock options granted by Bank One in 2002 and earlier included a feature that provided for the issuance of options, called restorative options, upon exercise of the original option and upon later exercise of the restorative options. The restorative feature allows a grantee who exercises a stock option during the grantee’s employment, and who pays the exercise price with shares of the Firm’s common stock held for at least six months, to receive a restorative option to purchase the number of shares of common stock used to pay the exercise price and, for new options granted in 2001 and 2002, tax withholding obligations related to the option exercise. Restorative options become exercisable six months after issuance. The expiration date of a restorative option is the expiration date of the original stock option to which it relates, and the exercise price, is equal to the closing price of the Firm’s common stock on the date prior to the date the restorative option is issued. Restorative options enable the holder to exercise an option while retaining after the exercise the same potential gain as if the original option had been held to maturity. The total number of shares issued under an option with a restorative feature never exceeds the number covered by the original grant.

[4]

For 2007, amounts shown include the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) from December 31, 2006, to December 31, 2007: Mr. Dimon, $31,202; Mr. Cavanagh, $6,017; Mr. Black, $14,435; Mr. Staley, $99,852; and Mr. Winters, $10,238. Amounts shown also include earnings during 2007 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans: Mr. Winters, $180,540.

For 2006, amounts shown include the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) from December 31, 2005, to December 31, 2006: Mr. Dimon, $46,445; Mr. Cavanagh, $23,380; Mr. Black, $18,974; Mr. Staley $179,060; and Mr. Winters, $42,653. Amounts shown also include earnings during 2006 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans: Mr. Winters, $117,709.

[5]	The following table describes each component of the All other compensation column:

All other compensation

Name	Personal use of aircraft ($)	Personal use of cars ($)	Security protection ($)	Other ($)	Total ($)
James Dimon	$211,182	$68,019	$74,964	$2,165	$356,330

In connection with the merger with Bank One Corporation, certain executives residing in Chicago relocated their place of business to New York, including Mr. Dimon. Mr. Dimon and his family resided in Chicago at the time of the merger and planned to keep Chicago as their home while their children completed high school. Mr. Dimon also continued to work in Chicago a portion of his time. The family relocated to New York during 2007. Although the Firm believes that most of Mr. Dimon’s travel between Chicago and New York would properly be characterized as business, all of such flights have been treated as personal commutation and $115,843 is included in the above table for such flights. The Firm does not reimburse taxes associated with imputed income arising out of the personal use of company aircraft or cars.

Incremental costs are determined as follows:

- Aircraft: operating cost per flight hour for the aircraft type used developed by an independent reference source, including fuel, fuel additives and lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance labor and parts; engine restoration costs; and a maintenance service plan.

- Cars: annual lease valuation of the assigned car; annual insurance premiums; fuel expense; estimated annual maintenance; and annual driver compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

- Security: direct expenditures by the Firm.

- Other: includes $1,098 for the cost of life insurance premiums paid by the Firm; this amount is for basic life insurance coverage equal to one times salary. Also includes $1,067 for the cost of non-business meals based on the estimated cost of comparable meals in local restaurants.

[6]

Mr. Winters is located in London and his annual salary is designated as £282,400, paid monthly. The blended applicable spot rate used to convert Mr. Winters’ salary to U.S. dollars on the twelve monthly payroll dates in 2007 was 1.999 and in 2006 was 1.838 U.S. dollars per pound sterling respectively.

II. 2007 Grants of plan-based awards (1)

The following table shows grants of plan-based awards during 2007. The only such grants made to the Firm’s Named Executive Officers were stock awards in the form of RSUs granted on January 18, 2007, related to 2006 performance.

			Stock awards	Option awards
Name	Grant date	Approval date	Number of shares of stock or units (#) (2)	Number of securities underlying options (#)	Exercise price ($/Sh)	Grant date fair value ($)
James Dimon	1/18/2007	1/16/2007	269,431	0	N/A	$13,000,000
Michael J. Cavanagh	1/18/2007	1/16/2007	62,177	0	N/A	3,000,000
Steven D. Black	1/18/2007	1/16/2007	213,472	0	N/A	10,300,000
James E. Staley	1/18/2007	1/16/2007	109,845	0	N/A	5,300,000
William T. Winters	1/18/2007	1/16/2007	213,472	0	N/A	10,300,000

[1]

This table reflects the same information as was in our proxy statement dated March 30, 2007, as it had been our practice to include in this table grants of plan-based awards made in January in respect of the prior year’s performance. Effective January 22, 2008, the Compensation Committee granted RSU awards as part of the 2007 annual incentive compensation and stock-settled SARs as part of a special grant of periodic equity awards. Because these awards were granted in 2008, they do not appear in this table, which is required to include only awards actually granted during 2007. These awards are reflected in the “Annual and periodic compensation” table on page 14.

[2]

The RSUs vest in two equal installments on January 18, 2009 and 2010. Each restricted stock unit represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights.

III. Outstanding equity awards at fiscal year-end 2007

The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable stock options and SARs and (ii) RSUs that have not yet vested held by the Firm’s Named Executive Officers on December 31, 2007.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
James Dimon	660,000	—	$29.9621	8/15/2009	8/15/2003	(a)	—
	641,156	—	28.8636	3/27/2010	4/23/2001	(b)	—
	462,000	—	31.2197	4/16/2012	4/16/2002	(c)	—
	1,223,330	—	30.0606	3/27/2010	7/21/2003	(b)	—
	231,725	—	42.6200	2/9/2011	4/20/2006	(b)	—
	862,835	—	42.6200	3/27/2010	4/20/2006	(b)	321,963		1/19/2006	(d)
	300,240	300,241	37.4700	1/20/2015	1/20/2005	(d)	269,431		1/18/2007	(d)

Total awards (#)	4,381,286	300,241					591,394	$25,814,348

Market value of in-the- money options ($)	$43,864,402	$1,855,489

Michael J. Cavanagh	99,000	—	$29.9621	8/15/2009	8/15/2003	(a)	—
	53,350	—	23.1061	5/1/2010	5/1/2000	(c)	—
	13,200	—	31.2197	4/16/2012	4/16/2002	(c)	—
	34,804	—	39.1700	5/1/2010	11/15/2004	(b)	—
	43,542	—	45.3800	4/16/2012	5/1/2006	(b)	—
	10,006	—	45.3800	5/1/2010	5/1/2006	(b)	—
	—	200,000	37.4700	1/20/2015	1/20/2005	(e)	16,347		1/20/2005	(d)
	—	250,000	34.7800	10/20/2015	10/20/2005	(e)	44,718		1/19/2006	(d)
	—	200,000	46.7900	10/19/2016	10/19/2006	(e)	62,177		1/18/2007	(d)

Total awards (#)	253,902	650,000					123,242	$5,379,513

Market value of in-the- money options ($)	$2,771,121	$3,453,500

	Option awards						Stock awards
Name	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying Unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
Steven D. Black	120,958	—	$49.6042	4/27/2010	4/27/2000	(f)	—
	29,286	—	51.2200	1/18/2011	1/18/2001	(f)	—
	292,855	—	51.2200	1/18/2011	1/18/2001	(g)	—
	162,823	—	36.8500	1/17/2012	1/17/2002	(f)	—
	142,877	—	36.8500	1/17/2012	1/17/2002	(h)	—
	304,527	—	21.8700	2/12/2013	2/12/2003	(d)	45,303		1/20/2005	(d)
	228,979	—	39.9600	2/11/2014	2/11/2004	(d)	130,574		1/19/2006	(d)
	—	350,000	34.7800	10/20/2015	10/20/2005	(e)	213,472		1/18/2007	(d)

Total awards (#)	1,282,305	350,000					389,349	$16,995,084

Market value of in-the- money options ($)	$9,556,290	$3,104,500

James E. Staley	1,883	—	$35.3886	7/15/2008	7/16/1998	(i)	—
	90,617	—	35.3886	7/15/2008	7/16/1998	(a)	—
	906	—	36.6808	7/19/2009	7/20/1999	(h)	—
	126,777	—	36.6808	7/19/2009	7/20/1999	(a)	—
	1,817	—	36.6808	7/19/2009	7/20/1999	(i)	—
	92,500	—	36.4527	12/12/2009	12/13/1999	(a)	—
	106,743	—	51.2200	1/18/2011	1/18/2001	(a)	—
	175,713	—	51.2200	1/18/2011	1/18/2001	(j)	—
	76,324	—	36.8500	1/17/2012	1/17/2002	(h)	—
	152,264	—	21.8700	2/12/2013	2/12/2003	(d)	32,693		1/20/2005	(d)
	131,382	—	39.9600	2/11/2014	2/11/2004	(d)	72,442		1/19/2006	(d)
	—	250,000	34.7800	10/20/2015	10/20/2005	(e)	109,845		1/18/2007	(d)

Total awards (#)	956,926	250,000					214,980	$9,383,877

Market value of in-the- money options ($)	$6,652,553	$2,217,500

William T. Winters	1,880	—	$35.3886	7/15/2008	7/16/1998	(i)	—
	109,120	—	35.3886	7/15/2008	7/16/1998	(a)	—
	370,000	—	34.6522	1/19/2009	1/20/1999	(g)	—
	544	—	36.6808	7/19/2009	7/20/1999	(h)	—
	276,956	—	36.6808	7/19/2009	7/20/1999	(c)	—
	320,228	—	51.2200	1/18/2011	1/18/2001	(a)	—
	109,615	—	51.2200	1/18/2011	1/18/2001	(d)	—
	292,855	—	51.2200	1/18/2011	1/18/2001	(g)	—
	666,741	—	44.9950	7/2/2011	7/2/2001	(a)	—
	187,289	—	36.8500	1/17/2012	1/17/2002	(h)	—
	347,737	—	21.8700	2/12/2013	2/12/2003	(d)	44,836		1/20/2005	(d)
	367,868	—	39.9600	2/11/2014	2/11/2004	(d)	130,574		1/19/2006	(d)
	—	350,000	34.7800	10/20/2015	10/20/2005	(e)	213,472		1/18/2007	(d)

Total awards (#)	3,050,833	350,000					388,882	$16,974,699

Market value of in-the- money options ($)	$16,384,864	$3,104,500

[1]	Value based on $43.65, the closing price per share of our common stock on December 31, 2007.
[2]	The awards set forth in the table have the following vesting schedule:
(a)	3 equal installments in years 1, 2 and 3
(b)	Restorative options (but not the original grant to which they relate) vest 100% after 6 months
(c)	5 equal installments in years 1, 2, 3, 4 and 5
(d)	2 equal installments in years 2 and 3
(e)	3 equal installments in years 3, 4 and 5
(f)	4 equal installments in years 1, 2, 3 and 4
(g)	100% after 5 years
(h)	100% after 1 year
(i)	2 equal installments in years 1 and 2
(j)	100% after 6 years; were subject to accelerated vesting based on performance criteria

IV. 2007 Option exercises and stock vested table

The following table shows the number of shares acquired and the value realized on (i) the exercise of stock options and (ii) the vesting of RSUs during 2007 for each of the Firm’s Named Executive Officers.

The option exercises by Mr. Staley were of options scheduled to expire in 2007. With respect to stock awards, vestings relate to grants made in prior years that vested with the passage of time. Such grants were previously reported in earlier proxy statements for those persons who were Named Executive Officers at the time of grant. The amounts shown as vested for Mr. Winters were deferred and are reflected in Table VI, 2007 Non-qualified deferred compensation.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
James Dimon	—	—	99,757	$4,826,081
Michael J. Cavanagh	—	—	31,080	1,534,886
Steven D. Black	—	—	95,979	4,824,863
James E. Staley	92,500	$2,152,253	54,590	2,744,239
William T. Winters	—	—	106,148	5,336,060

V. 2007 Pension benefits

The table below quantifies the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans and plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2007.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)
James Dimon	Retirement Plan	7	$48,441
	Excess Retirement Plan	7	181,284
Michael J. Cavanagh	Retirement Plan	7	41,719
	Excess Retirement Plan	7	85,587
Steven D. Black	Retirement Plan	7	56,917
	Excess Retirement Plan	7	37,397
James E. Staley	Retirement Plan	28	306,001
	Excess Retirement Plan	28	63,546
	Executive Retirement Plan	5	491,230
William T. Winters	Retirement Plan	24	203,863
	Excess Retirement Plan	24	79,223

Retirement Plan – This is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. The plan employs a cash balance formula, in the form of pay and interest credits, to determine the benefits to be provided at retirement, based upon eligible salary and years of service. The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 9 to the Firm’s financial statements in the 2007 Annual Report. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after five years of service. Pay credits are equal to a percentage of base salary up to the limit permitted under IRS regulations ($225,000 in 2007), based on years of service (currently 3% to 9%, with certain formulas preserved from heritage company plans of up to 14%). Interest credits generally equal the yield on one-year treasury bills plus one percent (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. As of December 31, 2007, the Named Executive Officers were earning the following pay credit percentages: Mr. Dimon, 4%; Mr. Cavanagh, 4%; Mr. Black, 4%; Mr. Staley, 10%; and Mr. Winters, 8%.

Excess Retirement Plan – The purpose of this non-qualified plan is to offer benefits to participants in the Retirement Plan under the same terms and conditions as the Retirement Plan, but reflecting base salary in excess of IRS limits up to $1 million.

Executive Retirement Plan – This plan is closed to new participants. This non-qualified plan was intended to enhance long-term financial security to key members of the executive team. Benefits are equal to a fixed dollar amount credited for each year of participation based on salary grade. Benefits are payable as a lifetime annuity with survivorship rights (if married). Participation was contingent upon the employee entering into an agreement to obtain life insurance, with the Firm as beneficiary following retirement. Benefits are paid unreduced at age 60 to participants who terminate on or after age 55 with at least five years of service.

Present value of accumulated benefits – Present values in the 2007 Pension benefits table are based on certain assumptions, some of which are disclosed in Note 9 to the 2007 Annual Report. Key assumptions include a 6.60% discount rate, RP 2000 combined white-collar mortality projected to 2015, 5.25% cash balance interest crediting rate, and lump sums calculated using a 5.90% interest rate and IRS mortality. We assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. Benefits paid from the Retirement Plan prior to age 62 were assumed to be paid as single-sum distributions; benefits paid on or after age 62 were assumed to be paid either as single-sum distributions (with probability of 66.7%) or life annuities (with probability of 33.3%). Benefits from the Excess Retirement Plan are paid as single-sum distributions. Benefits from the Executive Retirement Plan were assumed to be paid as life annuities. No death or other separation from service was assumed prior to retirement date.

VI. 2007 Non-qualified deferred compensation

The Deferred Compensation Plan allows eligible participants to defer their annual cash compensation awards on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after December 31, 2005. No deferral elections have been permitted relative to equity awards since March 15, 2006; elections prior to that date continue through 2008.

Name	Executive contributions in last fiscal year ($)		Firm contributions in last fiscal year ($)	Aggregate earnings (loss) in last fiscal year ($) (1)		Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)
James Dimon	$—		$—	$6,779		$—	$130,940
Michael J. Cavanagh	—		—	4,107		—	56,158
Steven D. Black	—		—	(595,367)		—	8,027,073
James E. Staley	7,445		—	17,394		—	369,384
William T. Winters	6,436,714	(2)	—	885,764	(3)	—	39,849,600	(3)

[1]

The Deferred Compensation Plan allows participants to direct their deferrals among several investment choices, including JPMorgan Chase common stock; a proprietary multi-strategy fund; an interest income fund and the JPMorgan Chase general account of Prudential Insurance Company of America; and Hartford funds indexed to fixed income, bond, balanced, S&P 500, Russell 2000 and international portfolios. In addition, there are balances in deemed investment choices from heritage company plans that are no longer open to new deferrals including: Deferred Supplemental Income Benefit/Deferred Income Benefit Award (DSIB/DIBA); Inflation Protection Annuity (IPA); and a private equity alternative.

Investment returns in 2007 for the following investment choices were: Short-Term Fixed Income, 4.58%; Interest Income, 5.78%; Lehman Brothers Aggregate Bond Index, 7.15%; Balanced Portfolio, 6.46%; S&P 500 Index, 5.47%; Russell 2000 Index, (1.58)%; International, 117.41%; Multi-Strategy II, 11.64%; and JPMorgan Chase stock, including dividend equivalents, (6.86)%.

Investment returns for the following investment choices, which are closed to new participants and do not permit new deferrals, are dependent upon the years in which a participant directed deferrals into such investment choices. Of the Named Executive Officers only Mr. Winters had balances in these investment choices and his rates of return were: DSIB/DIBA, 8.21%; Private Equity, 22.03%; and IPA, 7.81%.

The Supplemental Savings and Investment Plan (SSIP) is a heritage plan applicable to former Bank One employees which is closed to new participants and does not permit new deferrals. It functions similarly to the Deferred Compensation Plan. Investment returns in 2007 for SSIP investment choices were: Short-Term Fixed Income, 5.46%; Mid Cap Growth, 17.35%; Small Cap Blend, 6.07%; and International Small Cap, 0.76%.

Beginning with deferrals credited January 2005, participants were required to elect to receive distribution of the deferral balance beginning either following retirement or termination or in a specific year but no earlier than the second anniversary of the date the deferral would otherwise have been paid. If retirement or termination were elected, payments will commence during the calendar year following retirement or termination. Participants may elect the distribution to be lump sum or annual installment for a maximum of 15 years. With respect to deferrals made after December 31, 2005, account balances are automatically paid as a lump sum in the year following termination if employment terminates for any reason other than retirement or disability.

[2]

Includes $5,336,060 from 2004 and 2005 restricted stock unit awards which vested in 2007 (as shown in Table IV, 2007 Option exercises and stock vested table) when the election to defer was made prior to March 15, 2006. Of such amount, $4,130,000 had previously been reported in the Summary compensation table. Beginning on that date, no new deferral elections have been permitted relative to equity awards.

[3]

Includes Mr. Winters’ interest in DSIB/DIBA. Had Mr. Winters commenced payment of his DSIB/DIBA benefit at year end 2007, he would have been entitled to an annual annuity of $661,460 for fifteen years.

VII. 2007 Potential payments upon termination or change-in-control

The employment agreement between Mr. Dimon and the Firm, which was entered in connection with the 2004 merger of JPMorgan Chase and Bank One Corporation, expired on May 15, 2007. In addition, the Firm’s executive severance policy was terminated effective June 30, 2007. All of the Named Executive Officers are “at will” employees of the Firm. They do not have employment contracts or change of control agreements and do not have benefits or equity awards that are triggered or accelerated upon a change of control.

All of the Named Executive Officers are now covered under the Firm’s broad-based U.S. Severance Pay Plan. Benefits under the Severance Pay Plan are based on an employee’s base salary and service on termination of employment, and the plan provides for continued eligibility under certain of the Firm’s employee welfare plans (such as medical, dental and life insurance) at employee rates during the severance pay period. In addition, in the event of termination by the Firm for reasons other than cause, Named Executive Officers may be considered, at the discretion of the Firm, for a cash payment in lieu of an annual bonus, taking into consideration all circumstances the Firm deems relevant, including the circumstances of the executive’s leaving and the executive’s contributions to the Firm over his or her career. Severance benefits and any such discretionary payment are subject to execution of a release in favor of the Firm and certain post-termination employment and other restrictions that remain in effect for at least one year after termination.

The following table describes and quantifies the benefits and compensation to which the Named Executive Officers would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2007, based on their compensation and service on that date. The amounts shown in the table do not include other payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k), pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see Table V, 2007 Pension benefits and Table VI, 2007 Non-qualified deferred compensation. The following table shows the value of unvested RSUs and stock options and SARs that would vest on the executive’s termination of employment or continue to vest following termination, based on the closing price of our common stock on December 31, 2007. (On a per share basis, for RSUs this is the value of the underlying share on that date, regardless of the remaining vesting period, and for stock options and SARs it is the stock price minus the grant price.)

			Acceleration/Continuation of equity awards
Name	Termination reason	Severance ($)	Option awards ($)	Stock awards ($)
James Dimon	Involuntary without cause	$461,538	$1,855,489	$25,814,348
	Disability	—	1,855,489	25,814,348
	Death	—	1,855,489	25,814,348
	Resignation	—	—	—
Michael J. Cavanagh	Involuntary without cause	230,769	1,679,500	5,379,513
	Disability	—	1,679,500	5,379,513
	Death	—	1,679,500	5,379,513
	Resignation	—	—	713,547
Steven D. Black	Involuntary without cause	230,769	620,900	16,995,084
	Disability	—	1,241,800	16,995,084
	Death	—	1,241,800	16,995,084
	Resignation	—	—	16,995,084
James E. Staley	Involuntary without cause	605,769	443,500	9,383,877
	Disability	—	887,000	9,383,877
	Death	—	887,000	9,383,877
	Resignation	—	—	9,383,877
William T. Winters	Involuntary without cause	567,308	620,900	16,974,699
	Disability	—	1,241,800	16,974,699
	Death	—	1,241,800	16,974,699
	Resignation	—	—	16,974,699

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance

Our directors and executive officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2007 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

Policies and procedures for approval of related persons transactions

The Firm has adopted a written Transactions with Related Persons Policy (Policy) which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons, basically its directors, executive officers, 5% shareholders, and their immediate family members. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.

After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided, in the case of directors, to the Governance Committee and, in the case of executive officers and 5% shareholders, to the Audit Committee.

The transaction is then reviewed by the applicable committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the applicable committee considers facts and circumstances which it considers relevant to its determination. Material facts may include management’s assessment of the commercial reasonableness of the transaction, the materiality of the related person’s direct or indirect interest in the transaction, whether the transaction may involve an actual or the appearance of a conflict of interest, and, if the transaction involves a director, the impact of the transaction on the director’s independence.

Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act, Federal Reserve Board Regulation O and other applicable laws and regulations.

Transactions with directors and executive officers

Our directors and executive officers and their immediate family members were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2007. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers and their immediate family members, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment and financial advisory products and services to such persons were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.

In December 2005 and in November 2007, approximately 3,000 JPMorgan Chase employees were given an opportunity to invest on an unleveraged, after-tax basis in limited partnerships that invest in the private equity investments made by One Equity Partners (OEP), a subsidiary of the Firm. The Firm’s executive officers, except for Messrs. Dimon and Cavanagh, were provided this investment opportunity. A similar investment opportunity was made available by Bank One. All investments made by such partnerships are made over a multi-year period on a pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, such partnerships exercise no discretion over whether or not to participate in or dispose of any particular investment. Distributions, consisting of return of capital and realized gain, to the Firm’s executive officers who invested in such partnerships that exceeded $120,000 in 2007 were: Steven D. Black, $199,113; Michael J. Cavanagh, $166,356 (from the Bank One program); Jay Mandelbaum, $376,812; and Charles W. Scharf, $1,535,626.

In 2002 and earlier, the Firm offered eligible employees the opportunity to co-invest in investments made by JPMorgan Partners. Employee-investors purchased common equity interests on an after-tax basis in annually-formed limited partnerships (JPMP Partnerships), each of which invested in the general pool of private equity investments made by JPMorgan Partners during the year the limited partnership was formed. Each year the Firm made a preferred capital contribution alongside the employee-investors equal to three times the amount of capital invested in the JPMP Partnership by the employee-investors, in consideration for which the Firm receives a specified fixed rate of return. Executive officers of the Firm for which the sum exceeded in the aggregate $120,000 of (i) the outstanding balances as of December 31, 2007, of the aggregate preferred equity contributions made by the Firm in JPMP Partnerships and (ii) distributions, consisting of return of capital and realized gain, made in 2007 by JPMP Partnerships were: Ina R. Drew, distributions of $205,040.

Mr. Bradley and Mr. Winters have outstanding loans entered into in 2000 from a J.P. Morgan & Co. Incorporated co-investment partnership (JPM Co. Partnership). Mr. Bradley’s outstanding balance at December 31, 2007, was $151,050, of which $48,558 is a recourse loan payable in June 2010 and $102,492 is a non-recourse loan payable in June 2015. Mr. Winters’ outstanding balance at December 31, 2007, was $258,112, all of which is a non-recourse loan payable in June 2015. The interest rate on these loans is LIBOR plus 150 basis points, reset quarterly. Distributions, consisting of return of capital and realized gain, to Mr. Bradley and Mr. Winters from the JPM Co. Partnership in 2007 were $10,663 and $31,989, respectively.

An adult son of director David M. Cote has been employed by the Firm as an analyst in the Investment Bank since June 2005. He does not share a household with Mr. Cote and is not an executive officer. In 2007, the son received compensation of $175,000. The Firm is providing compensation and benefits to the son in accordance with the Firm’s employment and compensation practices applicable to employees holding comparable positions.

Chase Bank USA, N.A. (Chase USA), the Firm’s credit card subsidiary, has engaged Brinsights LLC to provide marketing assistance for credit card products. A sister of Heidi Miller, an executive officer of the Firm, owns Brinsights LLC and serves as its President. Chase USA paid Brinsights LLC fees of approximately $59,000 for 2007 and fees for 2008 are projected to exceed $120,000.

Compensation & Management Development Committee interlocks and insider participation

The members of the Compensation Committee are listed on page 6. No member of the Compensation Committee is or ever was a JPMorgan Chase officer or employee. No JPMorgan Chase executive officer is, or was during 2007, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2007, an executive officer serving as a member of our Board or Compensation Committee. All of the members of the Committee, or their immediate family members, were or may have been customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2007. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors and their immediate family members, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment and financial advisory products and services to such person were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.

Compensation & Management Development Committee report

The Compensation & Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. Dated as of March 18, 2008

Compensation & Management Development Committee

Lee R. Raymond (Chairman)

Stephen B. Burke

David C. Novak

William C. Weldon

Audit Committee report

Three non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Committee operates under a written charter adopted by the Board. The Board has determined that each member of our Committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange, where the Firm’s securities are listed, and under the Securities and Exchange Commission’s standards relating to the independence of audit committees.

Management is responsible for the Firm’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PwC), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s consolidated financial statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board. The Firm’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, we met and held discussions with the Firm’s management and internal auditors and with PwC. Management represented to us that JPMorgan Chase’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We reviewed and discussed the consolidated financial statements with management and PwC. We also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

PwC provided us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with PwC their independence.

Based on our discussions with the Firm’s management and internal auditors, and PwC, as well as our review of the representations of management and PwC’s report to us, we recommended to the Board, and the Board has approved, including the audited consolidated financial statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. Subject to shareholder ratification, we also approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2008.

We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

Dated as of February 20, 2008

Audit Committee

Laban P. Jackson, Jr. (Chairman)

Crandall C. Bowles

William H. Gray, III

Proposal 2 – Appointment of independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2008. A resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Firm’s independent registered public accounting firm.

Fees paid to PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2007 and 2006, were:

($ in millions)	2007	2006
Audit (a)	$39.8	$38.3
Audit-related	15.2	13.8
Tax	4.7	7.7
All other	0.0	0.0

Total	$59.7	$59.8

(a)	The 2006 allocation of audit fees between the annual audit and services related to statutory/subsidiary audits has been adjusted to conform with the 2007 presentation.

Excluded from 2007 and 2006 amounts are Audit, Audit-related, and Tax fees aggregating $15.9 million and $13.2 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.

Audit fees – Audit fees for the years ended December 31, 2007 and 2006, were $32.3 million and $30.0 million, respectively, for the annual audit and quarterly reviews of the consolidated financial statements and $7.5 million and $8.3 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents in respect of Securities and Exchange Commission filings.

Audit-related fees – Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attest and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters. These services are normally provided by PwC in connection with the recurring audit engagement.

Tax fees – Tax fees for 2007 and 2006 were $3.2 million and $4.9 million, respectively, for tax return compliance and $1.5 million and $2.8 million, respectively, for other tax services. Other tax services includes tax advice regarding routine business transactions primarily related to private equity operations.

All other fees – JPMorgan Chase’s current policy restricts the use of PwC to Audit, Audit-related and Tax services only.

Audit Committee pre-approval policies and procedures

JPMorgan Chase’s policy on the use of PwC’s services is not to engage its independent registered public accounting firm for services other than Audit, Audit-related and Tax services.

The Audit Committee has adopted pre-approval procedures for services provided by the independent registered public accounting firm that are reviewed and ratified annually. These procedures require that the terms and fees for the annual Audit service engagement be pre-approved by the Audit Committee. In addition, for Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of these services and a budget for fees related to such services, which are documented in the pre-approval policy. All requests or applications for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for Audit, Audit-related and Tax services not included in the pre-approval policy and all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee. In addition, all requests for Audit, Audit-related and Tax services, irrespective of whether they are on the pre-approved list, in excess of $250,000 require specific approval by the Chairman of the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

Proposal 3 – Approval of Amendment to 2005 Long-Term Incentive Plan

JPMorgan Chase’s 2005 Long-Term Incentive Plan (the Plan) was approved by shareholders on May 17, 2005. The Plan replaced three prior stock compensation plans and provided for 275 million shares to be issued over a five-year term. The 275 million shares were the equivalent of an authorization of approximately 1.5% of the then outstanding shares of common stock each year for five years.

JPMorgan Chase is seeking shareholder approval to amend the Plan by:

•	Extending the term of the Plan from May 16, 2010 to May 31, 2013.

•

Authorizing a total of 350 million shares to be issued during the Plan term. This is equivalent to an authorization of approximately 2% of the outstanding shares of common stock each year for five years, commencing with approval of this amendment.

On March 16, 2008, JPMorgan Chase announced that it is acquiring The Bear Stearns Companies Inc. (BSC). In accordance with the Plan, shares granted by the Firm through assumption of, or in substitution for, outstanding awards granted by BSC will not count against the 350 million share limit. The Plan is also proposed to be amended so that shares granted as retention awards by the Firm to employees of BSC who become employees of the Firm will not count against the share limit. No new grants will be made under BSC equity plans upon the completion of the acquisition.

The Plan will continue to be administered consistent with the current provision that during the Plan term, at least 80% of the awards made under the Plan shall be subject to vesting (or exercise) schedules so that such awards shall not vest (or become exercisable) more rapidly than ratably over three years, other than in circumstances such as death, retirement, involuntary termination of employment, or if the award would become vested (or exercisable) upon the achievement of performance objectives over a period of at least one year.

Reasons for amendment

The Board recommends that shareholders approve the proposed amendment for the following reasons:

•

The Firm has created a compensation philosophy and practice intended to reinforce strong and sustainable financial performance, operational discipline and shareholder value creation. The Firm’s approach to compensation is outlined in the Compensation Discussion and Analysis that starts at page 9.

•	Compensation levels have been reasonable and aligned with performance.

•	The mix of cash and equity-based compensation has been appropriate.

•

Equity-based awards are a key component of our compensation program and a prevalent feature of our key comparison companies’ compensation practices. A summary of the grant history of equity awards made by JPMorgan Chase from 2002 through 2007 is shown at page 29 and in Appendix C.

•

In each of the last three years, total grants of equity-based awards have ranged from 1.6% to 2.0% of average outstanding shares and grants of restricted stock and RSUs have ranged from 69% to 75% of total equity awards. Such grants, with limited exceptions, are made as part of the annual incentive process and represent grants of stock in lieu of cash.

•

Equity-based awards will continue to be granted in lieu of cash as a significant and integral part of an employee’s total compensation and as a mechanism to deliver longer-term incentives, which supports our ownership philosophy and aligns employee and shareholder interests.

•	Additionally, since the Plan was approved, the Firm has refined its compensation approach and structure as follows:

•

Annual incentives awarded for performance have been subject to a single allocation table for all business units, which produces the split between cash bonuses and the value of RSUs awarded in lieu of cash bonuses at various incentive levels. RSUs awarded since the Plan was approved vest or become exercisable 50% two years after grant and 50% three years after grant.

•

To instill a shareowner mentality among a larger percentage of employees, the Firm has further increased the emphasis on equity-based incentives in lieu of cash incentives as part of regular annual compensation by establishing the annual incentive threshold for receiving equity awards as $20,000. The Firm also increased the percentage of annual incentives awarded as equity for highly paid executives and for Operating Committee members. These executives now receive at least 40% of incentives as equity-based awards (at least 50% for Operating Committee members).

•

The Firm now has approximately 180,000 eligible employees, up from approximately 168,000 in 2005, and more than 26,700 employees received awards under the Plan in January 2008, up more than double the number of employees receiving awards in January 2005.

•

The Firm added periodic equity grants in the form of stock-settled SARs which are separate from annual compensation and are intended to further motivate executives to focus on the Firm’s long-term success by providing greater ownership opportunity and to reinforce the partnerships that will help produce that success. SARs that have been granted become exercisable over a five-year period and the net shares obtained upon exercise must be held at least until the fifth year. Thereafter, for members of the Operating Committee and the Executive Committee, such shares are also subject to the Firm’s 75% retention requirement. The Firm has granted these special SARs in each of the last three years, but it is generally not intended that recipients will receive awards each year. Mr. Dimon received special SARs in January 2008. Other members of the Operating Committee received special SARs in October 2005 and in January 2008, and Mr. Cavanagh also received such SARs in October 2006.

If the proposed amendment is not approved by shareholders, the Plan will continue as approved on May 17, 2005.

The following summary of the Plan sets forth its material terms. It is, however, a summary and is qualified in its entirety by reference to the Plan, a copy of which is attached to this proxy statement as Appendix B.

Summary of the Plan as proposed to be amended

Purpose. The Plan is designed to encourage employees and non-management members of the Board of Directors to acquire a proprietary and vested interest in the growth and performance of JPMorgan Chase and its subsidiaries. The Plan also serves to attract and retain individuals of exceptional talent.

Participants. All of our approximately 180,000 employees are eligible to participate in the Plan as are non-management members of the Board of Directors.

Administration. The Plan is to be administered by the Compensation Committee of the Board of Directors, each of whom is an “outside director” for purposes of Section 162(m) of the Code. Subject to the provisions of the Plan, the Compensation Committee has complete control over the administration of the Plan and has the sole authority to:

•	Construe, interpret and implement the Plan and all award agreements,

•	Establish, amend, and rescind any rules and regulations relating to the Plan,

•	Grant awards under the Plan,

•	Determine who shall receive awards and the type, when such awards shall be made and the terms and conditions relating to awards,

•	Establish plans supplemental to the Plan covering employees residing outside of the United States, and

•	Make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan.

The Compensation Committee may delegate to officers of JPMorgan Chase responsibility for awards to officers and employees not subject to Section 16 of the Securities Exchange Act of 1934.

Number of shares. If approved by shareholders, the Plan will provide that 350 million shares of the common stock (including treasury shares) are available for issuance as awards commencing May 20, 2008; provided that not more than 30 million shares may be issued as incentive stock options pursuant to Section 422 of the Code. The following shares may be awarded under the Plan and do not count against the 350 million share limit:

•	Shares representing awards made under the Plan that are canceled, surrendered, forfeited, terminated, or expire unexercised.

•	Shares withheld or tendered to exercise an option or to satisfy withholding tax obligations of any award made under the Plan.

•	Shares granted as restorative options pursuant to outstanding options awarded to heritage Bank One employees prior to 2003.

•

Shares granted through assumption of, or in substitution for, outstanding awards previously granted by an employing company to individuals who become employees as the result of a merger, consolidation, acquisition or other corporate transaction involving the employing company and JPMorgan Chase, shares granted pursuant to contractual obligations with respect to such transactions, or shares granted as retention awards to such employees in connection with such transactions.

•	Awards which by their terms may be settled only in cash.

Term. No awards may be made after May 31, 2013.

Limits. The Plan limits the number of shares available for issuance to any one participant to 7.5 million during the five-year term, and the Compensation Committee as an administrative matter provides that at least 80% of awards issued shall not have vesting schedules or become exercisable more rapidly than ratably over three years.

Awards. The Plan provides for the issuance of stock-based awards to employees of JPMorgan Chase and its subsidiaries, as well as to non-management members of the Board of Directors. Subject to the terms of the Plan, such awards may have any terms and conditions as the Compensation Committee specifies in its discretion. Such awards can include nonqualified stock options, stock appreciation rights, incentive stock options and other stock-based awards. Awards to non-management members of the Board of Directors can consist only of shares of common stock, including restricted stock or restricted stock units.

In addition, the Plan provides that the Compensation Committee may specify performance targets, the satisfaction of which will cause an award to vest or become exercisable. Such performance targets could include stock price, shareholder value added, earnings per share, income before or after income tax expense, return on common equity, revenue growth, efficiency ratio, expense management, return on investment, ratio of non-performing assets to performing assets, return on assets, profitability or performance of an identifiable business unit, and credit quality. In addition, where relevant, the foregoing targets may be applied to JPMorgan Chase, one or more of its subsidiaries or one or more of JPMorgan Chase’s divisions or business units. To ensure that the incentive goals are aligned with shareholder interests, awards under the Key Executive Performance Plan (a 162(m) compensation plan) (KEPP) and similar programs may be paid or distributed, in whole or part, in the form of other stock-based awards under the Plan. Reapproval of KEPP is included in the proxy statement as proposal 4 on page 30.

A favorable vote for the Plan includes an approval of the performance criteria specified above. The forms of the awards that may be granted under the Plan are:

Stock Options. The Compensation Committee may award a stock option in the form of an “incentive” stock option (as defined in Section 422 of the Code) or a nonqualified stock option. Such awards expire no more than 10 years after the date they are granted. The exercise price per share of common stock covered by a stock option is determined by the Compensation Committee; provided, however, that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. The exercise price is payable in such form as the Compensation Committee may specify from time to time.

Stock Appreciation Rights (SARs). The Compensation Committee may award SARs. Upon exercise, a SAR generally entitles a participant to receive an amount equal to the positive difference between the fair market value of one share of common stock on the date the SAR is exercised and the exercise price. Such awards expire no more than 10 years after the date they are granted. The exercise price per share of common stock covered by a SAR is determined by the Compensation Committee; provided, however, that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. SARs may be granted independently of any stock option or in conjunction with all or any part of a stock option granted under the Plan. If SARs are granted in conjunction with stock options, the SARs’ exercise price will be the exercise price of the stock option. Unless the Compensation Committee otherwise determines, a SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. The Compensation Committee will determine at time of grant whether the SAR shall be settled in cash, common stock or a combination of cash and common stock.

Other Stock-Based Awards. The Compensation Committee may grant other types of awards of common stock, or awards based in whole or in part by reference to the fair market value of common stock (other stock-based awards). Such other stock-based awards include, without limitation, restricted stock units representing shares of common stock, restricted shares of common stock, performance shares or performance share units. Nonqualified options or SARs may be awarded in connection with, or as a part of, other stock-based awards. The Compensation Committee shall determine at the time of grant whether any other stock-based awards shall be settled in cash, common stock or any combination thereof.

Deferrals. The Compensation Committee may permit or in certain circumstances require the deferral of payment of any awards under the Plan.

Repricing. The Compensation Committee does not have the authority to reduce the exercise price of an outstanding option or SAR or substitute a new option and/or SAR with a lower exercise price in return for the surrender of an outstanding option or SAR. Award terms may be adjusted in the case of stock split, merger or similar event.

Transferability. Generally, awards are not transferable other than by will or the laws of descent and distribution. However, the Compensation Committee may permit participants to transfer certain awards to an immediate family member or a trust (or similar entity) for the benefit of immediate family members.

Adjustments. In the event there is a change in the capital structure of JPMorgan Chase as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to shareholders of common stock other than regular cash dividends, the Compensation Committee will make an equitable adjustment in the number of shares of common stock and forms of the award authorized to be granted under the Plan (including any limitation imposed on the number of shares of common stock with respect to which an award may be granted in the aggregate under the Plan or to any participant) and to make appropriate adjustments (including exercise price) to any outstanding awards.

General. The Plan is an unfunded plan for long-term incentive compensation. Nothing in the Plan shall give the participant any rights greater than those of a general creditor.

Amendments and Termination. The Board of Directors may amend, suspend or terminate the Plan at any time. However, except in the case of an adjustment in connection with a capital structure change (as described above), shareholder consent is required for any amendment to the Plan that would (i) increase the number of shares that may be granted as awards under the Plan, (ii) increase the maximum number of shares to be granted to any participant during the term of the Plan, or (iii) eliminate or change the restrictions regarding the surrender and repricing of options and SARs.

Accounting impact

Equity incentives are generally expensed under SFAS 123R over the required service period for the award, which means the expenses related to equity incentives will reduce income in future years. Accounting for employee stock-based incentives is described in Note 10 to the Firm’s financial statements in the Form 10-K for 2007, including how the Firm recognizes compensation expense pursuant to SFAS 123R for equity awards granted to employees eligible for continued vesting under specific age and service or service-related provisions (full career eligible employees).

Federal income tax consequences

The following discussion summarizes the Federal income tax consequences to participants who may receive awards under the Plan and to JPMorgan Chase arising out of the granting of such awards. The discussion is based upon interpretations of the Code in effect as of January 2008 and regulations promulgated thereunder as of such date.

Nonqualified Stock Options. Upon the grant of a nonqualified stock option, a participant will not be in receipt of taxable income. Upon exercise of such stock option, a participant will be in receipt of ordinary income in an amount equal to the excess of the market value of the acquired shares over their exercise price. JPMorgan Chase will be entitled to a tax deduction, in the year of such exercise, equal to the amount of such ordinary income. Gain or loss upon a subsequent sale of any common stock would be taxed as long- or short-term capital gain or loss depending on the holding period.

Stock Appreciation Rights. Upon the grant of SARs, a participant will not be in receipt of taxable income. Upon the exercise of SARs, a participant will be in receipt of ordinary income in an amount equal to any cash payment and the market value of any shares distributed. JPMorgan Chase will be entitled to a tax deduction equal to the income reportable by the participant.

Incentive Stock Options. A participant will not be in receipt of taxable income upon the grant or exercise of an incentive stock option (ISO). Upon the exercise of an ISO, special alternative minimum tax rules apply for the participant. If the participant holds the shares acquired on the exercise of an ISO for the requisite ISO holding period set forth in the Code, he or she will recognize a long-term capital gain or loss upon their subsequent sale or exchange. In such case, JPMorgan Chase will not be entitled to a tax deduction. If a participant does not hold the shares acquired on the exercise of an ISO for the requisite holding period, he or she may be in receipt of ordinary income based upon a formula set forth in the Code. To the extent that the amount realized on such sale or exchange exceeds the market value of the shares on the date of the ISO exercise, the participant will recognize capital gains. JPMorgan Chase will be entitled to a tax deduction in the amount of the ordinary income reportable by the participant.

Other Stock-Based Awards. The income tax consequences of the other stock-based awards will depend on how such awards are structured. Generally, JPMorgan Chase will be entitled to a deduction with respect to such awards only to the extent that the participant recognizes ordinary income in connection with such awards. In particular, JPMorgan Chase will be entitled to a tax deduction with respect to awards to those individuals subject to Section 162(m) limitations if such awards are subject to the achievement of performance-based objectives specified by the Compensation Committee. It is anticipated that other stock-based awards will generally result in ordinary income to the participant in some amount.

The closing price of our common stock on March 20, 2008 on the New York Stock Exchange was $45.97.

Equity plan available shares and grant history

The following table details the total number of shares available for issuance under the Plan (including shares available for issuance to non-management directors). The Firm is not authorized to grant stock-based incentive awards to non-employees other than to non-management directors.

In addition to the outstanding options included in the table below, as of December 31, 2007, there were 99.017 million RSUs outstanding. For a description of outstanding awards see Note 10 to the Firm’s financial statements in the 2007 Annual Report.

December 31, 2007 (Shares in thousands)	Shares to be issued upon exercise of outstanding options (#)	Weighted-average exercise price of outstanding options ($)	Shares remaining available for future issuance under equity compensation plans (#)
Employee stock-based incentive plans approved by shareholders	325,931	$41.70	146,179	(a)(b)

(a)	In January 2008, approximately 64 million restricted stock units and 5.85 million stock appreciation rights (settled only in shares) were granted under the Firm’s shareholder approved plan as part of employee annual incentive compensation or as periodic equity awards. Other than these grants, the Firm does not anticipate making any significant grants to employees other than ongoing hiring awards under the 2005 Long-Term Incentive Plan before the May 2008 shareholder meeting.
(b)	Shares remaining available for future issuance include shares available for awards that may be granted in the form of stock options, SARs, and other stock-based awards as described in Appendix B. If approved by shareholders, the total shares available for issuance as awards will be 350 million shares as of May 20, 2008.

The following summarizes the grant history of equity awards made by JPMorgan Chase from 2002 through 2007. (Amounts shown for 2002, 2003 and 2004 reflect the combined grants of JPMorgan Chase and Bank One on a pro forma basis.) Although grants may be made throughout the year, the majority of grants are awarded in January. RSUs are granted in lieu of cash.

(Shares in millions)	2002	2003	2004	2005	2006	2007
Option/SAR grants	112.3	64.9	25.1	17.2	15.2	21.4
Restricted stock/unit grants	29.2	49.9	38.6	38.1	44.6	47.6
Average fully diluted shares	3,556	3,553	3,593	3,557	3,574	3,508
Option/SAR grants as percent of average fully diluted shares	3.2%	1.8%	0.7%	0.5%	0.4%	0.6%
Restricted stock/unit grants as percent of average fully diluted shares	0.8%	1.4%	1.1%	1.1%	1.3%	1.4%
Total grants as percent of average fully diluted shares	4.0%	3.2%	1.8%	1.6%	1.7%	2.0%

The Board of Directors recommends that shareholders vote FOR approval of Amendment to the 2005 Long-Term Incentive Plan.

Proposal 4 – Reapproval of Key Executive Performance Plan

The Key Executive Performance Plan (KEPP) was last reapproved by the shareholders in May 2004 with an effective date of January 1, 2005. JPMorgan Chase is seeking approval of amendments to the 2005 Long-Term Incentive Plan as described in Proposal 3 beginning on page 26 and, as a result, is also seeking reapproval of KEPP prior to its expiration to align the shareholder review and approval of these key Firm compensation plans. JPMorgan Chase is seeking KEPP reapproval in accordance with Section 162(m) of the Internal Revenue Code of 1986 (as amended), and implementing regulations (the Code). Except with respect to its effective date (January 1, 2009) and the executives covered, the terms and conditions of KEPP are identical to KEPP approved in 2004.

Purpose of KEPP

KEPP was and is adopted in response to provisions of Section 162(m) of the Code, which has the effect of generally eliminating a federal income tax deduction for annual compensation in excess of $1,000,000 paid by JPMorgan Chase to the executive officers required to be named in the Summary compensation table unless that compensation is paid on account of the attainment of one or more “performance-based’’ goals. One requirement for compensation to be performance-based is that the compensation is paid or distributed pursuant to a plan that has been approved by the shareholders, in this case, every five years.

KEPP is consistent with JPMorgan Chase’s emphasis on performance-based compensation and its current compensation philosophy, as more fully described in the Compensation Discussion and Analysis section of this proxy statement beginning on page 9. Moreover, KEPP reflects JPMorgan Chase’s belief in the need to (1) recruit, motivate and retain senior officers through compensation and benefits that are competitive with those of JPMorgan Chase’s key comparison companies, and (2) enhance shareholder value by aligning the compensation of senior officers with corporate performance and, to the extent possible, by preserving the tax-deductibility of senior officer compensation.

The following summary of KEPP sets forth its material terms. It is, however, a summary and is qualified in its entirety by reference to KEPP, a copy of which is attached to this proxy statement as Appendix D.

Summary of KEPP

KEPP is administered by the Compensation & Management Development Committee (the Compensation Committee) of the Board of Directors, which is composed entirely of non-management directors. KEPP provides for the determination each year of a bonus pool (the bonus pool), which would be established by the Compensation Committee by the date permitted by the Code.

KEPP further provides that the bonus pool for each year is (1) a percentage of JPMorgan Chase’s income (before provision for income tax expense for that year) less (2) an amount equal to a percentage of total stockholders’ equity as of the beginning of that year. Each year, the Compensation Committee establishes the percentages applicable for that year. At the same time, the Compensation Committee may make provisions for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool.

Coincident with the establishment of the bonus pool, the Compensation Committee will allocate to each participant a share of the bonus pool; however, no participant may receive an award under KEPP in excess of .002 of JPMorgan Chase’s income before income tax expense, extraordinary items and the effect of accounting changes for the relevant calendar year (as reflected in JPMorgan Chase’s Consolidated Statement of Income) plus $1,000,000. This maximum is a limitation and does not represent a target bonus. The bonuses provided under KEPP will be payable in the form of (1) cash awards under KEPP and (2) stock-based awards (other than options and performance-based stock awards) under JPMorgan Chase’s long-term incentive plan (currently the 2005 Plan), in the Compensation Committee’s discretion. A participant’s award may be reduced by the Compensation Committee at any time before payment. Prior to any payments being made under KEPP, the Compensation Committee will certify in writing, which may be in the form of minutes of meetings of the Compensation Committee, that all of the performance goals and other material terms of KEPP relating to the pertinent award have been met.

The Compensation Committee may permit any JPMorgan Chase employee to participate in KEPP. However, it is anticipated that eligible employees would be limited to JPMorgan Chase’s Chief Executive Officer and those other senior officers who are members of JPMorgan Chase’s Executive Committee (or equivalent group of senior officers); this committee currently has 48 members. KEPP may be amended by the Board of Directors at any time; however, no amendment that would require shareholder approval in order for bonuses paid under KEPP to continue to be deductible under the Code may be made without shareholder approval.

Because the reapproved KEPP would be effective January 1, 2009, and because no performance goals have been established by the Compensation Committee for that year, the amounts payable under KEPP are not determinable. All compensation awarded under KEPP for performance year 2007 with respect to executive officers named in this document is disclosed under the headings “Bonus’’ and “Stock awards’’ in the Summary compensation table on page 16.

If the shareholders do not reapprove KEPP, KEPP will continue as approved on May 25, 2004.

The Board of Directors recommends that shareholders vote FOR reapproval of the Key Executive Performance Plan.

Proposals 5-11: Shareholder proposals

Proposal 5 – Governmental service report

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the stockholders of J.P. Morgan Chase assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

REASONS: “Full disclosure on these matters is essential at J.P. Morgan Chase because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board response to proposal 5:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

JPMorgan Chase selects and engages its employees and consultants on the basis of their qualifications, experience and integrity. When a former government employee is hired, that employee and the Firm are subject to laws that regulate the activities of former government officials. Further, SEC rules already require that the Firm report the business experience during the past five years of all directors and executive officers; this reporting would include reporting of any government positions held during that period.

Gathering the information and preparing the report requested by the proposal would require significant financial and other resources, and the Board believes that these resources would be better utilized in the conduct of the Firm’s business. The additional information made available by such a report would provide shareholders with no appreciable benefit, and therefore the Board believes that the costs involved do not justify the proposed undertaking.

Accordingly, the Board recommends a vote against this proposal.

Proposal 6 – Political contributions report

AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington DC 20006, the holder of 2,494 shares of common stock, has advised us that it intends to introduce the following resolution:

Resolved, that the shareholders of JPMorgan Chase & Co. (“JPMorgan,” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of JPMorgan, we support policies that apply transparency and accountability to corporate spending on political activities. In our view, such disclosure is consistent with public policy and in the best interest of the Company’s shareholders. Absent a system of accountability, we believe that Company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. We are concerned that there is currently no single source that provides all the information sought by this resolution.

Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s. In addition, payments can be made to trade associations, and the portion of those payments used for political activities do not have to be disclosed.

Though our Company has posted a Political Contributions Statement and a list of contributions made by its political action committees (PACs) on its website, we believe that this does not disclose all political contributions or expenditures made with Company funds. Specifically, these disclosures do not account for any contributions made to 527s or the portion of dues or similar payments to trade associations used for political activities. In our opinion, these amounts can be significant. For example, 527 receipts in the 2006 election cycle totaled more than $380 million (http://www.opensecrets.org).

We believe increased political disclosure will make JPMorgan’s political contributions more transparent and allow shareholders to fully evaluate the use of corporate assets in election campaigns.

Board response to proposal 6:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The proposal has been substantially implemented – In October 2006, the Board of Directors approved a Political Contributions Statement that has been posted on the Firm’s Web site which describes our philosophy and policies concerning political contributions and legislative lobbying, as well as the compliance procedures and oversight we have in place to ensure adherence with applicable laws and regulations. In March 2008, we also posted on our Web site a list of the political contributions made in 2007 by the Firm’s political action committees. This list constitutes substantially all of the political contributions related to JPMorgan Chase made in 2007. We first posted such annual contributions in March 2007, for 2006, and will continue to annually disclose future political contributions by the political action committees. We make permitted contributions to organizations organized under Section 527 of the Internal Revenue Code, but we do not do so as indirect support for a political candidate. We believe such contributions are immaterial relative to the disclosure provided through disclosure of PAC contributions.

We disagree that we should seek to collect and publish political contributions that may be made by trade associations to which we belong. Each trade association must comply with all disclosure obligations applicable to it. We belong to such organizations for a variety of reasons and do not necessarily support all policies or political candidates such organizations may support.

The proposed increased reporting provides no meaningful additional benefit to shareholders – The Board has responded to the shareholders’ desire for information about the Firm’s political contributions and legislative lobbying activities in a fashion it determined would provide meaningful insight at a reasonable cost. The Board believes that the increased reporting requested by the proponent does not provide any meaningful incremental benefit to shareholders that would merit the additional administrative burden and cost entailed in accommodating the request.

Accordingly, the Board recommends a vote against this proposal.

Proposal 7 – Independent chairman of the board

Fund for the Center for Community Change, 1536 U Street, NW, Washington DC 20009, the holder of our common stock with a market value in excess of $2,000, has advised us that it intends to introduce the following resolution:

RESOLVED, that pursuant to Section 109 of the Delaware General Corporation Law, the shareholders of JPMorgan Chase & Co. (“JPMC”) hereby amend the bylaws to add the following text at the end of section 4.04:

“The Chairman shall be a director who is independent from the Corporation. For purposes of this by-law, “independent” has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board determines that a Chairman who was independent at the time he or she was selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of this by-law within 60 days of such determination. Compliance with this by-law shall be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as Chairman. This by-law shall apply prospectively so as not to violate any contractual obligation of the Corporation in effect when this by-law was adopted.”

SUPPORTING STATEMENT

CEO James Dimon currently also serves as chairman of JPMC’s Board of Directors. This Proposal would require that the Chairman must be a director who is independent from JPMC.

Because financial services companies are extraordinarily complex and wield enormous power, we believe the role of Chairman should meet high standards of independence to ensure proper oversight of senior executives, and to increase accountability by management to the entire Board of Directors – something that is difficult to accomplish when management oversees the Board itself.

An independent Chairman would likely promote more objective evaluation and compensation of our CEO as well. For instance, CEO Dimon received $39.1 million in compensation for 2006, even though JPMC underperformed its peer group (GICS) for the one-, three-, and five-year periods. Additionally, JPMC’s CEO total compensation and CEO salary/bonus/non-equity incentive awards package overwhelmingly exceeded the median peer group for 2006 during a time of unexceptional performance, according to a May 2007 Proxy Advisory Report from Institutional Shareholder Services.

A Board Chairman has significant influence over how the Board oversees corporate activities and strategies, ensures compliance with legal and accounting standards, its corporate-wide appetite for risk, and the Board agenda overall. JPMC’s Board also has significant responsibilities for creating a robust CEO succession plan that would greatly benefit shareholders, particularly during times of market turbulence. Therefore, an independent director in this role is crucial.

Though our Company designated a rotating Presiding Director in December 2006, we believe that position, and its duties, do not go far enough to ensure independent thought and oversight by the Board. Instead, the position seems to be one of liaison between the CEO and the rest of the Board.

We therefore urge shareholders to vote FOR this Proposal.

Board response to proposal 7:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board has the responsibility to determine who should serve as Chairman and Chief Executive Officer – The fundamental question raised by this proposal is whether a board of directors should be permitted to structure itself in a manner that reflects the needs of the corporation and the capabilities of its directors or whether a structure should be imposed upon it. The Board of Directors believes that the decision as to who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined, is the responsibility of the Board. While the Board has no set policy on whether or not to have a non-executive chairman, it has determined that the most effective leadership model for our Firm currently is that Mr. Dimon serve as both Chairman and CEO. The proposal would impose overly rigid constraints, including the requirement that a Chairman who no longer qualifies as independent be replaced within sixty days. Such an appointment should be thoughtfully considered over an appropriate length of time which is likely to exceed sixty days.

The Board provides independent oversight of management – Independent directors comprise more than 80% of the Board and 100% of the Audit, Governance and Compensation Committees. Board and committee agendas are prepared by the Chairman based on discussions with all directors. The committee chairs, all of whom are independent, approve the agendas and materials for their committee meetings. At each regularly scheduled Board meeting, the non-management directors generally meet in executive session with no members of management present and may discuss any matter they deem appropriate, including evaluation of the CEO and other senior officers and determination of their compensation.

The Board established the position of Presiding Director in 2006 – The Presiding Director presides at executive sessions of non-management directors and at all Board meetings at which the Chairman is not present, and has the authority to call meetings of non-management directors. The Presiding Director facilitates communication between the Chairman and CEO and the non-management directors, as appropriate, and performs such other functions as the Board directs. The Board believes this framework best serves the Firm by having an independent director serve as Presiding Director at all times, rotating the additional duties between two well-qualified directors, and providing continuity in the role from year to year. The following table outlines the role and interactions with the Chairman and other members of the Board.

Role	Chairman	Presiding Director	Committee Chairs

Independence	CEO serves as Chairman	Independent	Independent

Appointment	Annually elected by Board (more than 2/3 of Board is independent)	Rotates every 6 months: Chairs of Compensation and Governance Committees	Annually appointed by Board

Preside at meetings	Board and shareholder meetings	Executive sessions of non- management directors, generally held as part of each Board meeting, and Board meetings when Chairman absent	Respective committee meetings

Authority to call meetings	Board and shareholder meetings	Meetings of non-management directors; Board meetings may be called by a majority of Board	Respective committee meetings

Meetings, schedules, agendas and material	Prepares based on discussion with all directors and management	Discusses and determines along with all other directors	Approve agendas and materials for respective committee meetings

Liaison	Between directors and senior management	Between non-management directors and senior management, including CEO	Between committee members and Board, and between committee members and senior management, including CEO

The Firm has a strong corporate governance structure – There are numerous existing mechanisms outlined in the Firm’s Corporate Governance Principles and Board committee charters that provide multiple layers of independent discussion and evaluation of, and communication with, senior management. The Board believes that the candor and objectivity of the Board’s deliberations are not affected by whether its Chairman is independent or a member of management. The strength of our corporate governance structure is such that the combination of the roles of Chairman and CEO does not in any way limit the Board’s oversight of the CEO.

Accordingly, the Board recommends a vote against this proposal.

Proposal 8 – Executive compensation approval

SEIU Master Trust, 1 DuPont Circle, N.W., Washington DC 20036-1202, the holder of 69,900 shares of common stock, has advised us that it intends to introduce the following resolution, which is co-sponsored by The Needmor Fund which is the beneficial owner of at least 100 shares of common stock:

RESOLVED, that shareholders of JPMorgan Chase and Company (“Company”) request the Board of Directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (“SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation which appears to be insufficiently aligned with the creation of shareholder value. For example, according to our Company’s 2007 Proxy Statement, Chairman and CEO James Dimon received $39,053,329 in total compensation. Yet according to Institutional Shareholder Services’ 5/2/07 JPMorgan Chase & Co. Proxy Report, our Company underperformed its GICS peer group for the one-, three-, and five-year periods.

We believe that existing U.S. corporate governance arrangements, including Securities and Exchange Commission rules and stock exchange listing standards, do not provide shareholders with adequate mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom and Australia, public companies allow shareholders to cast an advisory vote on the directors’ “remuneration report.” Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. Likewise, the Netherlands, Sweden, and Norway allow for an annual binding remuneration vote related to policies or guidelines.

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the Compensation Committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages [see Lucian Bebchuk & Jesse Fried, Pay Without Performance, 49 (2004)].

This proposed reform seeks to rebuild investor confidence and provide needed feedback to our Board representatives on top officers’ compensation.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain Compensation Committees in setting performance targets for particular senior executives. Withholding votes from Compensation Committee members who are standing for re-election is a blunt and insufficient instrument for registering dissatisfaction with the way in which the Committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the Board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. We believe the results of such a vote would provide the Board and management with useful information about whether shareholders view the Company’s executive compensation to be in shareholders’ best interests.

Board response to proposal 8:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Summary – JPMorgan Chase already has in place a thoughtful, disciplined and transparent approach for determining executive compensation – including a number of direct and effective mechanisms for shareholders to communicate their views on this approach. Accordingly, the Board believes that the advisory vote contemplated by the proposal is unnecessary. Further, such a vote could create confusion rather than clarity around compensation issues and might put the Firm at a significant competitive disadvantage. In light of our existing commitment to compensation governance, executive compensation transparency and direct communication with shareholders, we do not believe it is in the interests of our shareholders to adopt this proposal.

Compensation governance is sound – As outlined in the Compensation Discussion and Analysis (the CD&A) that starts at page 9, JPMorgan Chase has a sound and disciplined compensation review process. We seek to assure that our compensation and benefit programs are cost-effective and competitive, administered in accordance with good corporate governance practices and aligned with the best interests of shareholders.

•	Management is responsible for developing an overall compensation strategy and process and for reviewing it with the Compensation Committee and the Board.

•

The Compensation Committee reviews and approves the goals and objectives relevant to the compensation of the CEO; all compensation for Operating Committee members; and final aggregate incentive funding and total equity grants under the Firm’s long-term incentive plan.

•	Equity granted under shareholder-approved plans plays a key role in our compensation packages and shareholder approval for such plans is required under New York Stock Exchange rules.

•	Shareholders express their views on issues of compensation policy through discussions with management, the shareholder proposal process, votes on equity plans and election of directors.

The CD&A provides executive compensation transparency – We have a responsibility to explain clearly our compensation process. We want shareholders to understand our compensation process and to have confidence that it is designed and applied in a manner that is consistent with shareholder interests. SEC rules underscore this responsibility and expand significantly the disclosures concerning executive compensation required to be included in the CD&A and accompanying tables. We believe these proxy statement disclosure requirements and the greater transparency they provide are a proper means of providing more specific information regarding executive compensation practices.

There are multiple existing mechanisms for effective input – Shareholders currently express their views on compensation through discussions with management, the shareholder proposal process, votes on equity plans and election of directors. Direct communications are an effective means of expressing specific observations on compensation matters, and more effective than a simple “yes” or “no” vote. In addition, the shareholder proposal process has been used effectively to express views on various elements of executive compensation and governance matters. We believe these existing mechanisms provide more appropriate opportunities for communication both from and to shareholders than the proposed advisory vote mechanism.

This proposal would not provide a mechanism to express a view on policy, but instead limits itself to a vote on the compensation of the Named Executive Officers. A negative vote would not provide clear guidance on the specific components of our executive compensation program or on the specific compensation decisions that were made.

The Board welcomes communications from shareholders on compensation or other matters. Shareholders and interested parties who wish to contact any Board members or committee chairs, the Presiding Director, or the non-management directors as a group may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 277 Park Avenue, New York, New York 10172.

An advisory vote could have adverse consequences – Adopting this practice alone could put the Firm at a competitive disadvantage in recruiting and retaining senior officers and negatively affect shareholder interests. This would be particularly the case if the adoption created the impression among our senior officers that their compensation opportunities may be limited or negatively affected by this practice when compared with opportunities at our competitors.

Individual compensation determinations are a classic example of the type of decision – i.e., one that requires significant information, detailed and careful study and nuanced, subjective judgment – traditionally and appropriately delegated by shareholders to their board of directors.

Accordingly, the Board recommends a vote against this proposal.

Proposal 9 – Two candidates per directorship

Mr. Richard A. Dee, 115 East 89th Street, New York, NY 10128, the holder of 200 shares of common stock, has advised us that he intends to introduce the following resolution:

“The purpose of this proposal is to enable the actual owners of JP Morgan Chase, its stockholders, to begin to exert a significant influence over the composition of the Board of Directors - which is responsible for Chase’s future. Approval of this proposal will be a first step toward enabling corporate owners to participate in choosing and empowering all Directors.

“It is hereby requested that the Board of Directors adopt promptly a resolution requiring that the Corporate Governance and Nominating Committee nominate two candidates for each Directorship to be filled by voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

“This proposal was originated by me and first introduced in 1994, when it was voted upon by the stockholder-owners of six major publicly-owned companies. It was voted upon before a substantial stock market collapse, and before revelation of massive corporate corruption that resulted in devastating losses to millions of trusting stockholders.

“Although public outrage resulted in well-intentioned legislation and supposed increases in governmental surveillance, too little attention has been paid to the basic reason corporate corruption and mismanagement occurs – Directors who do not direct.

“Stockholders of publicly-owned companies have been made to believe the cynical and purposefully misleading myth that they `elect’ Directors. They absolutely do not. Without a choice of candidates, the process termed the “Election of Directors” is simply a farce.

“Directors who do not direct is the underlying cause of most corporate failures. Show me a business debacle, and I’ll show you a Board with inadequate Directors—who could not, or would not, fulfill their moral and legal obligations to stockholders. Proper and continual surveillance and input by capable and honest Directors, well-qualified to serve on particular boards, should be every company’s first line of defense against corruption and incompetence.

“Delaware Law causes basically requires Director nominees to be selected by incumbent directors. Delaware pays its bills by successfully courting managements and Directors and is no friend to stockholders of publicly-owned corporations. The process called for by this proposal will enable Chase stockholders to begin to counteract the extremely unfair and damaging consequences of Delaware’s self-serving bias.

“This proposal suggests what I believe the best remedy currently available to begin improving a situation that has resulted in damage beyond measure to stockholders.

“Ultimately, corporate owners must be empowered to nominate and to elect Directors. As long as it can be asked “how independent and objective are Directors chosen by those with whom they serve”, it will be well to remember that dogs rarely bite the hands of those who feed them.

“If approved, this proposal will enable Chase stockholders to bring about Director turnover—and replace any or all Directors if they become dissatisfied with the results of their policies and/or company performance. That’s not a happy prospect even for those able to choose their successors.

“Please vote FOR this proposal.”

Board response to proposal 9:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board has a sound process for the nomination of directors – The Board of Directors believes in the importance of a sound process for the nomination of directors and believes that the current process serves shareholders well. The Governance Committee of the Board, which consists solely of independent non-management directors, considers all proposed nominees for director, including sitting directors and nominees for which a shareholder has submitted a written recommendation. Any JPMorgan Chase shareholder may submit a written recommendation to the Secretary for consideration by the Governance Committee.

The proposed procedure would politicize the director election process – The proposal would require the Governance Committee to nominate two candidates for each directorship, including the one held by the CEO, and to include a statement by each as to why he or she should be elected. The Board believes this procedure would politicize the director election process and is inappropriate for a business organization. Existing procedures reflect the board’s responsibilities for its own self-evaluation in terms of composition and performance, and for recommending candidates to shareholders. The Board weighs renomination of incumbent directors and candidates for vacancies or new positions against its desired composition, and in light of the circumstances of the Firm.

The proposal would restrict the Board’s ability to design the most beneficial and legally compliant Board composition – The Firm is subject to rules and regulations that require the Audit, Compensation and Governance Committees to be composed entirely of independent directors, and that members of the Audit Committee have the requisite financial qualifications. Because the vote of the shareholders would determine the final elected twelve directors from twenty-four candidates, it would be extremely difficult to ensure compliance and design the most beneficial Board and Committee composition. Furthermore, in the absence of special circumstances, change to Board membership should be incremental so that there is a balance between renewal and experience.

The proposal requests a burdensome and costly process – Identifying and screening twenty-four candidates willing to submit to the proposed process for election to one of twelve positions, would be burdensome and costly. Before the Board recommends director candidates to shareholders, it reviews their qualifications, seeking to balance the needs for professional knowledge and business expertise in varied industries, CEO level management experience, financial expertise, and other criteria necessary or desirable for particular Board committees. In addition, the Board strives to ensure diversity of representation among its members. Candidates also must be screened for limiting factors such as relationships that cause an appearance of a conflict of interest or a lack of independence, or a prohibited interlock with another corporation for which the candidate serves as a director or officer.

Accordingly, the Board recommends a vote against this proposal.

Proposal 10 – Human rights and investment report

Trillium Asset Management, 711 Atlantic Avenue, Boston, Massachusetts 02111-2809, the holder of our common stock with a market value in excess of $2,000, has advised us that it intends to introduce the following resolution, which is co-sponsored by the General Board of Pension and Health Benefits of the United Methodist Church, Amnesty International USA and Calvert Asset Management Company, Inc., on behalf of the Calvert Social Investment Fund, Balanced Portfolio, the Calvert Variable Series, Inc., Social Balanced Portfolio, the Calvert Social Investment Fund, Enhanced Equity Portfolio, the Calvert Social Index Fund and the Calvert Large Cap Growth Fund, which are the beneficial owners of at least 100 shares of common stock:

WHEREAS

The issue of Human Rights increasingly impacts investors and companies alike. Company reputations are affected by both direct and indirect involvement in human rights violations. Operating in countries with clear patterns of these violations, such as Sudan and Burma, may heighten reputational and financial risk. Furthermore, companies can face similar risks when they or their suppliers are found to be using forced labor, discriminating against employees, or committing other such abuses.

Proponents believe that institutional investors, including asset management firms such as JPMorgan Chase & Co., bear fiduciary and moral responsibilities as owners of stock in companies that may be connected to human rights violations. Thus we are encouraging the Corporation to report on policies and guidelines that address these issues. This report and guidelines can address how the Corporation as a shareholder can most effectively respond to these human rights issues, including strategies for shareowner engagement with the companies and/or divestment of such stock as appropriate.

RESOLVED

Shareowners request that the Board of Directors authorize and prepare a report to shareowners which discusses how our investment policies address or could address human rights issues, at reasonable cost and excluding proprietary information, by October 2008.

Such a report should review the current investment policies of the Corporation with a view toward adding appropriate policies and procedures to apply when a company in which we are invested, or its subsidiaries or affiliates, is identified as contributing to human rights violations through their businesses or operations in a country with a clear pattern of mass atrocities or genocide.

SUPPORTING STATEMENT

Proponents believe one example, clearly demonstrating the need for this report, concerns the ongoing atrocities in Sudan, and how certain types of foreign investment contribute to the conflict.

Sudan’s western region, Darfur, continues to experience human rights abuses on an unimaginable scale, including systematic and widespread murder, torture, rape, abduction, looting and forced displacement. Since February 2003, hundreds of thousands of civilians have been killed by both deliberate and indiscriminate attacks, and 2.5 million civilians in the region have been displaced.

Much of the revenue fueling this conflict is generated by Sudan’s oil industry. Rather than funding social development, the majority of the revenue is funneled into military expenditures.

With little capital or expertise to efficiently extract its own oil, Sudan relies almost entirely on foreign companies for both. The oil industry in Sudan is dominated by four foreign companies: China National Petroleum Corporation, Petronas of Malaysia, Oil and Natural Gas Corporation of India, and Sinopec of China.

Over 20 US states and 50 colleges have adopted Sudan investment policies, including engagement, screening and divestment, regarding these and other foreign companies operating in certain sectors in Sudan. A 1997 presidential executive order generally bars American companies and citizens from conducting business in Sudan. In 2007, President Bush reinforced that executive order.

Proponents believe that JPMorgan Chase & Co., as an investor, has a responsibility to address this internationally condemned conflict in the Sudan.

Board response to proposal 10:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

We respect the proponents’ concerns regarding human rights abuses, but oppose this resolution as unneeded. We note particularly the proponents’ well-founded concerns regarding the humanitarian crisis in the Darfur region of Sudan. We oppose this resolution because we have policies and practices that are tailored to our business experience and already disclose information we believe might be relevant to such a report.

We support and respect the protection of fundamental human rights in each region of the world in which we operate. We operate in all major regions of the world and serve millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Our reputation is linked to the values for which we stand, and human rights are part of our commitment to corporate responsibility. We believe it is in our interest, and in the interest of the companies with which we do business and in which we invest, to operate in a business environment that is characterized by stability, transparency and respect for the rule of law. These factors can help secure economic prosperity and social cohesion, thus enabling companies to prosper.

We endeavor to insure that our behavior reflects best practices. The Firm supports international initiatives and we have in place internal policies and procedures consistent with our support of human rights. Our internal policies and procedures include:

• Code of Conduct	• Anti-Corruption

• Reputation Risk Management Policy	• Anti-Money Laundering

• Environmental and Social Risk Management Policy	• Know Your Customer

• Supplier Code of Conduct

The relation of a company to human rights issues may be complex and fact-specific, and our opportunities for engagement with a company vary greatly. The involvement of any particular company in a country with internal conflicts may be complex and even the most informed policy makers and experts may disagree as to the most appropriate responses to human rights and related concerns in a given situation. Where issues may be present, our opportunities for engagement vary.

•	In our transactions processing businesses, as in our consumer businesses, the opportunity for engagement is as a practical matter limited.

•

In our trading operations, we might hold positions in companies whether or not we have any other relationships or engagement with them, and often these positions are offsets to client-initiated transactions.

•	In our investment and commercial banking business, such issues could be relevant in due diligence associated with underwriting or in discussions with clients on the importance of reputational issues.

•

In asset management, as investors on behalf of our clients, we have a duty to seek to meet the financial investment objectives and policies for which our clients have hired us. We incorporate environmental, social and governance considerations in our investment processes, as appropriate for meeting our clients’ goals and instructions.

Accordingly, the Board recommends a vote against this proposal.

Proposal 11 – Lobbying priorities report

Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac MD 20854, the holder of our common stock with a market value in excess of $2,000, has advised us that it intends to introduce the following resolution:

Resolved: The shareholders request the Board of Directors report to shareholders by October 2008 on the Company’s process for identifying and prioritizing legislative and regulatory public policy advocacy activities. The report should:

1.	Describe the process by which the Company identifies, evaluates and prioritizes public policy issues of interest to the Company;

2.	Identify and describe public policy issues of interest to the Company;

3.	Prioritize the issues by importance to creating shareholder value; and

4.	Explain the business rationale for prioritization.

The report should be conducted at reasonable cost and exclude confidential information.

Supporting Statement:

In 2004, environmental activists began pressuring the Company to adopt an environmental policy. Activist pressure tactics included transporting public school children to corporate headquarters to protest the Company on December 16, 2004 and protesting the Chairman William Harrison in his residential neighborhood on March 5, 2005.

On April 25, 2005, the Company issued an environmental policy similar to that demanded by the environmental activists, including a commitment to advocate a restrictive national policy for greenhouse gas emissions.

Over the past several years, the Company agreed to settle various lawsuits, including Enron and WorldCom litigation, for billions of dollars, despite claiming the Company had meritorious defenses to the lawsuits. The Company spent at least $500 million in attorney’s fees during 2004.

The Company has not issued a policy, similar in form to its environmental policy, announcing the Company’s commitment to advocate for litigation reform that might reduce unmeritorious litigation that reduces shareholder value.

Benefits to the Company and shareholders from litigation reform are more certain and tangible than benefits to shareholders from restrictive policies concerning greenhouse gas emissions. Moreover, shareholder value may very well be harmed by Company advocacy of a restrictive national global warming policy.

Board response to proposal 11:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

JPMorgan Chase believes that it is in the Firm’s and shareholders’ best interests to be an effective participant in the legislative and regulatory process. The Firm does engage in lobbying and other political activities as permitted by applicable law.

We have described our philosophy and policies concerning political contributions and lobbying activities in the Political Contributions Statement posted on our public Web site. Further, our lobbying activities are regulated at both federal and state levels, and those regulations include disclosure requirements that already make information about our lobbying activities publicly available.

However, the Board believes that specific disclosure of our legislative and regulatory priorities and the business rationale behind every initiative and position we undertake would impose an undue burden on JPMorgan Chase. Our business is subject to extensive regulation at the federal and state levels. We are constantly involved in a number of legislative and regulatory initiatives in a broad spectrum of policy areas which can have an immediate and dramatic effect on our operations. Changing economic, regulatory and/or competitive circumstances can affect the priorities we attach to specific policy issues.

We note, in response to the proponents’ specific stated concern, that the Firm regularly seeks appropriate avenues to advocate for litigation reform. For example, Mr. Dimon was Co-Chair of The Financial Services Roundtable Commission on Enhancing Competitiveness, which advocated litigation reform as one of its principle recommendations for maintaining American economic competitiveness in the global economy. Mr. Dimon is also a member of the Financial Services Forum and of its Litigation Reform Working Group, which is focusing on securities-related legal reform. The Firm also participates in other initiatives and groups working towards litigation reform. For example, a senior officer of the Firm is on the board of directors of the US Chamber of Commerce’s Institute for Legal Reform, which has litigation reform as its primary goal.

Accordingly, the Board recommends a vote against this proposal.

General information about the meeting

Who can vote

You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of the record date, March 21, 2008. At the close of business on that date, a total of 3,399,585,676 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy

If your common stock is held by a broker, bank, or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record with our transfer agent, Mellon Investor Services LLC, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented

We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.

Revoking your proxy

If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted

The annual meeting will be held if a majority of the outstanding common stock entitled to vote on the record date (a quorum) is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting.

Voting by record holders – If you hold shares in your own name, you may either vote for, withhold your vote from, or abstain from the election of each nominee for the Board of Directors, and you may vote for, against, or abstain on all other proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm, for approval of the Amendment to the 2005 Long-Term Incentive Plan, for Reapproval of the Key Executive Performance Plan, and against each shareholder proposal.

Broker authority to vote – If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares under the following circumstances:

•

Discretionary items. The election of directors and ratification of the appointment of the independent registered public accounting firm are discretionary items. Generally, brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

•

Non-discretionary items. Approval of the Amendment to the 2005 Long-Term Incentive Plan, Reapproval of the Key Executive Performance Plan and the shareholder proposals are non-discretionary items and may not be voted on by brokers who have not received specific voting instructions from beneficial owners.

Election of directors – At the meeting, each nominee must receive the affirmative vote of a majority of the votes cast in respect of his or her election to be elected. Accordingly, votes “withheld” from a nominee’s election will have the effect of a vote against that director’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Governance Committee, will decide whether to accept the resignation at its next regular meeting. Broker non-votes and abstentions will have no impact as they are not counted as votes cast.

Amendment to the 2005 Long-Term Incentive Plan – The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the Amendment to the 2005 Long-Term Incentive Plan, provided that a majority of the outstanding shares of common stock entitled to vote on the proposal are voted with respect to the proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Other proposals – The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve all other proposals. In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Board recommendation

The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, for approval of the Amendment to the 2005 Long-Term Incentive Plan, for Reapproval of the Key Executive Performance Plan, and against each shareholder proposal.

Cost of this proxy solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting

Admission – If you attend the meeting in person you will be asked to present photo identification, such as a driver’s license. If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. If you hold your common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Internet access – You may listen to the annual meeting over the Internet. Please go to our Web site, www.jpmorganchase.com, early to download any necessary audio software.

Important notice regarding delivery of security holder documents

SEC rules and Delaware law permit us to mail a single copy of the annual report and proxy statement in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports and proxy statements mailed to shareholders.

If you choose not to household your annual reports and proxy statements, you should send a written request (including your name, address and Social Security Number) within 60 days after the mailing of this proxy statement to the Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report or proxy statement for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 277 Park Avenue, New York, New York 10172 or by calling 212-270-6000. Shareholders residing at the same address who wish to receive a single copy of the annual report and proxy statement may do so by contacting the Secretary at the address or phone number set forth above.

Electronic delivery of proxy materials and annual report

You may access this proxy statement and our annual report to shareholders on our Web site at www.jpmorganchase.com, under the Investor Relations tab. From the Investor Relations tab, you also may access our 2007 Annual Report on Form 10-K, by selecting “Financial information” and then “SEC filings”.

If you would like to reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet rather than in printed form. To sign up for electronic delivery, please visit https://icsdelivery.com/jpm/index.html and follow the instructions to register. Or alternatively, if you vote your shares using the Internet, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Prior to next year’s meeting, you will receive an e-mail notification that the proxy materials and annual report are available on the Internet and instructions for voting by Internet. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Secretary at the address provided above under “Important notice regarding delivery of security holder documents”. If you are a beneficial, or “street name”, shareholder who wishes to register for electronic delivery, you should review the information provided in the proxy materials mailed to you by your broker, bank, or other nominee.

If you have agreed to electronic delivery of proxy materials and annual reports to shareholders, but wish to receive printed copies, please contact the Secretary at the address provided above.

A printed copy of our 2007 Annual Report on Form 10-K will be provided to you without charge upon written request to the Secretary at the address provided above.

Shareholder proposals and nominations for the 2009 annual meeting

Proxy statement proposals

Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December 1, 2008.

Other proposals and nominations

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 19, 2009, and not earlier than January 20, 2009. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.

Copies of our By-laws are available on our Web site, www.jpmorganchase.com, under Governance, or may be obtained from the Secretary.

Anthony J. Horan
Secretary

Appendix A

Director independence standards

Relationship	Requirements for immateriality

Loans	Extensions of credit to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business and on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

Extensions of credit to such persons or entities must comply with applicable law, including the Sarbanes- Oxley Act and Federal Reserve Board Regulation O.

When a director is an officer of a for-profit entity that is a client of the Firm, termination of the extension of credit to such entities in the normal course of business must not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the borrower.

The extension of credit may not be on a non-accrual basis.

Financial services	Financial services provided to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons.

When a director is an officer of a for-profit entity that is a client of the Firm, termination of the financial services provided in the normal course of business must not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of such entities.

Business transactions	Transactions between the Firm and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

The aggregate payments made by the other entity to the transaction to the Firm, or received by the other entity from the Firm, must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Charitable contributions	The aggregate contributions made by the Firm (directly or through its Foundation) to any non-profit organization, foundation or university of which a director is employed as an officer must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such entity’s annual consolidated gross revenues, excluding amounts contributed to match contributions made by employees and directors.

Legal services	Where a director is a partner or associate of, or of counsel to, a law firm that provides legal services to the Firm, neither the director nor a director’s immediate family member may provide such legal services to the Firm.

The aggregate payments made by the Firm to the law firm must not exceed the greater of $1 million or 2% of the law firm’s annual consolidated gross revenue in each of the three past fiscal years.

Director is a retired officer or a non-management director of an entity that does business with the Firm	The relationship between the Firm and the entity will not be deemed relevant unless the Board determines otherwise.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home. A “principal business affiliation” is an entity for which a person serves as an officer, owns more than 5% of, or is a general partner, but does not include an entity of which the person is a retired officer or for which the person serves as a non-management director (unless the Board determines otherwise). For purposes of “Business transactions” above, payments include interest and fees on loans and financial services, but do not include loan proceeds, repayments of principal on loans, payments arising from investments by an entity in the Firm’s securities or the Firm in an entity’s securities, and payments from trading and other similar financial relationships.

Appendix B

JPMorgan Chase & Co. 2005 Long-Term Incentive Plan

As Amended and Restated Effective May 20, 2008

1. Purpose. The JPMorgan Chase & Co. Long-Term Incentive Plan (the “Plan”) is an amendment and restatement, effective May 20, 2008, subject to shareholder approval on that date, of the JPMorgan Chase & Co. 2005 Long Term Incentive Plan. The purpose of the Plan is to provide stock-based incentives for designated employees of the Company to acquire a proprietary interest in the growth and performance of the Company and to have an increased incentive in contributing to the Company’s future success and prosperity. It is also designed to enhance the Company’s ability to attract, retain and reward employees of exceptional talent and allows the Company to respond to a changing business environment in a flexible manner. The Plan provides a mechanism to grant shares of Common Stock to Directors with respect to their fee retainer.

2. Definitions. For purposes of the Plan, the following terms shall have the meanings set forth in this Section 2:

(a)	“Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(b)	“Award” shall mean any type of stock-based award granted pursuant to the Plan.

(c)	“Award Agreement” means the document by which each Award is evidenced, as described in Section 13.

(d)	“Board” shall mean the Board of Directors of JPMC; provided that any action taken by a duly authorized committee of the Board within the scope of authority delegated to such committee by the Board shall be considered an action of the Board for purposes of this Plan.

(e)	“JPMC” shall mean JPMorgan Chase & Co., and, except as otherwise specified in this Plan in a particular context, any successor thereto, whether by merger, consolidation, purchase of all or substantially all its assets or otherwise.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.

(g)	“Committee” shall mean the Compensation & Management Development Committee of the Board (or any successor committee) or any subcommittee thereof composed of not fewer than two directors, each of whom is a “non-employee director” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Act, or any successor definition adopted by the Commission and is an “outside director” for purposes of Section 162(m) of the Code.

(h)	“Common Stock” shall mean the common stock of JPMC, par value $1 per share.

(i)	“Company” shall mean JPMC and its Subsidiaries.

(j)	“Director” shall mean a member of the Board of Directors of JPMC excluding any member who is an officer or Employee of the Company.

(k)	“Employee” shall mean any employee of the Company.

(l)	“Fair Market Value” shall mean (unless the Committee specifies a different valuation method) per share of Common Stock, the average of high and low sale prices of the Common Stock as reported on the New York Stock Exchange (“NYSE”) composite tape on the applicable date, or, if there are no such sale prices of Common Stock reported on the NYSE composite tape on such date, then the average price of the Common Stock on the last previous day on which high and low sale prices are reported on the NYSE composite tape.

(m)	“Other Stock-Based Award” shall mean any of those Awards described in Section 9 hereof.

(n)	“Participant” shall mean an Employee or Director who has been granted an Award under the Plan.

(o)	“Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of JPMC under the definition of “subsidiary corporation” in Section 424(f) of the Code, as amended from time to time. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may determine that any entity in which JPMC has a significant equity or other interest is a “Subsidiary.”

3. Shares subject to the Plan.

(a)	The stock subject to provisions of the Plan shall be shares of authorized but unissued Common Stock and authorized and issued shares of Common Stock held as treasury shares. Subject to adjustment as provided in Sections 3(b) and 17, the number of shares of Common Stock with respect to which Awards may be granted under the Plan from its term commencing May 20, 2008 and ending May 31, 2013 shall be 350 million shares of Common Stock; provided that not more than 30 million shares may be issued as Awards of incentive stock options as defined by Section 422 of the Code.

(b)	In addition to the number of shares of Common Stock provided for in Section 3(a), there shall be available for Awards under the Plan:

(i)	shares representing Awards that are canceled, surrendered, forfeited, terminated or expire unexercised,

(ii)	shares withheld or tendered to exercise an option or to satisfy withholding tax obligations of any Award,

(iii)	shares granted through assumption of, or in substitution for, outstanding awards previously granted by an employing company to individuals who become Employees as the result of a merger, consolidation, acquisition or other corporate transaction involving the employing company and the Company, or shares granted to such Employees (x) pursuant to contractual obligations with respect to such merger, consolidation, acquisition or other corporate transaction or (y) as retention awards in connection with such transactions, and

(iv)	Awards which by their terms may be settled only in cash.

(c)	For purposes of calculating the number of shares of Common Stock available for issuance under the Plan, only the maximum number of shares that could be issued under Awards granted in tandem shall reduce the number specified in Section 3(a), provided that the Award Agreement provides that the exercise of one right under an Award reduces the number of shares of Common Stock available under the other Award.

4. Eligibility. Any Employee selected by the Committee is eligible to be a Participant in the Plan. In addition, as provided in Section 12, at the discretion of the Committee, a Director shall be eligible to receive an Other Stock-Based Award in the form of shares of Common Stock (including restricted stock) or restricted stock units with respect to his or her annual stock retainer fee or other compensation for service as a Director.

5. Limitations. The Committee may not grant Awards under the Plan to any Participant in excess of 7.5 million shares during the term of the Plan.

6. Administration. Unless otherwise determined by the Board, the Plan shall be administered by the Committee. As to the selection of, and Awards to, Participants who are not subject to Section 16 of the Act, the Committee may delegate any or all of its responsibilities to officers or employees of the Company.

Subject to the provisions of the Plan, the Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) construe, interpret and implement the Plan and all Award Agreements, (b) establish, amend, and rescind any rules and regulations relating to the Plan, (c) grant Awards, (d) determine who shall receive Awards, when such Awards shall be made and the terms and provisions of Award Agreements, (e) establish plans supplemental to this Plan covering Employees residing outside of the United States, (f) provide for mandatory or voluntary deferrals of Awards and (g) make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan or any such Award Agreement into effect.

Notwithstanding anything herein to the contrary, the Committee’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Committee shall be entitled to make non-uniform and selective determinations under Awards Agreements and Plan.

The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

7. Stock options.

(a)	Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock options will be made, the number of options to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b)	In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with such requirements as may be prescribed by Section 422 of the Code, and any implementing regulations.

(c)	The Committee shall establish the option exercise price at the time each stock option is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock options may not be decreased after it has been granted (other than as provided for in Section 17); provided, further, that an Award of stock options may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock options may not be exercisable later than 10 years after their date of grant.

(d)	The option exercise price of each share of Common Stock as to which a stock option is exercised shall be paid in full at the time of such exercise. The method and form of such payment shall be determined by the Committee from time to time.

8. Stock appreciation rights.

(a)	Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock appreciation rights will be made, the number to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b)

The Committee shall establish the stock appreciation right exercise price at the time each stock appreciation right is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock appreciation rights may not be decreased after it has been granted (other than as provided for in Section 17); provided, further, that an Award of stock appreciation rights may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock appreciation rights may be granted independent of any Award of stock options or in conjunction with all or any part of any Award of stock options, either at the same time as the Award of stock options is granted or at any later time during the term of such options; provided that the exercise price of a stock appreciation right granted in tandem with a stock option shall not be less than 100% of the Fair Market Value at the date of the grant of such option.

(c)	Upon exercise, a stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the positive difference between the Fair Market Value of a share of Common Stock on the exercise date of the stock appreciation right and the per share exercise price, multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised. The Committee shall determine at the date of grant whether the stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock.

A stock appreciation right or applicable portion thereof allocated to a stock option shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. Stock appreciation rights may not be exercisable later than 10 years after their date of grant.

9. Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when “Other Stock-Based Awards” will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards and all other terms and conditions of such Awards. Other Stock-Based Awards are Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of Common Stock. Other Stock-Based Awards shall be in such form as the Committee shall determine, including without limitation, (i) shares of Common Stock, (ii) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Committee, (iii) shares of Common Stock issuable upon the completion of a specified period of service, (iv) restricted stock units distributed in the form of shares of Common Stock after the restrictions lapse and (v) conditioning the right to an Award upon the occurrence of an event or the attainment of one or more performance objectives, as more fully described in Section 10. The Committee shall determine at date of grant whether Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock.

10. Performance-Based Awards. The Committee may from time to time, establish performance criteria or standards with respect to an Award, so that the value of such Awards is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). Notwithstanding the foregoing, the Committee in its discretion may provide for Performance-Based Awards to individuals not subject to Section 162(m) of the Code or provide for Performance-Based Awards that do not satisfy Section 162(m) of the Code. A Participant’s Performance-Based Award may be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals may be based upon one or more of the following criteria: (i) income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) earnings per share; (iii) return on common equity; (iv) expense management; (v) return on investment; (vi) stock price; (vii) revenue growth; (viii) efficiency ratio; (ix) credit quality; (x) ratio of non-performing assets to performing assets; (xi) shareholder value added; (xii) return on assets; and (xiii) profitability or performance of identifiable business units. Additionally, the foregoing criteria may relate to JPMC, one or more of its Subsidiaries or one or more of its divisions or units. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until the Committee makes such certification. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period.

11. Dividends, equivalents and voting rights. Awards of Other Stock-Based Awards in the form of restricted stock and restricted stock units may provide the Participant with dividends or dividend equivalents; and Awards of Other Stock-Based Awards in the form of restricted stock may provide for voting rights prior to vesting.

12. Director awards. The Board or Committee may provide that each Director shall receive his/her annual stock retainer fee or other compensation for service as a Director in the form of an Award of shares of Common Stock or Other Stock-Based Award. Each Award shall have such terms and conditions as the Board or Committee may specify. Any Award of restricted stock units shall provide for dividend equivalents that shall be payable as additional restricted stock units. Following termination of service as a Director, restricted stock units may be settled in cash or shares of Common Stock, as the Board or Committee may specify.

13. Award agreements. Each Award under the Plan shall be evidenced by a document setting forth the terms and conditions, not inconsistent with the provisions of the Plan, as determined by the Committee, which shall apply to such Award. Such document may be delivered by mail or electronic means, including the internet. The Committee may amend any Award Agreement to conform to the requirements of law.

14. Withholding and right of offset.

(a)	The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion, the Participant may be required to pay, in such form as the Committee may specify, to the Company the amount of any taxes required to be withheld with respect to such Common Stock prior to its receipt, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the Fair Market Value of which equals the amount required to be withheld.

(b)	To the extent that any amounts hereunder are not deferred compensation within the meaning of Section 409A of the Internal Revenue Code, the Company shall have the right to offset against its obligation to deliver shares of Common Stock or cash under the Plan or any Award Agreement any amounts (including, without limitation, travel and entertainment expenses or advances, loans, credit card obligations, repayment obligations under any Awards, or amounts repayable pursuant to tax equalization, housing, automobile or other employee programs), the Participant then owes to the Company. Additionally, in situations where such amounts are owed to the Company or the amount owed has not been determined in full, the Company may preclude a Participant from exercising an Award of stock options or stock appreciation rights until such amount is paid or established in full.

15. Nontransferability. No Award shall be assignable or transferable, and no right or interest of any Participant in any Award shall be subject to any lien, obligation or liability of the Participant, except by will, the laws of descent and distribution, or as otherwise set forth in the Award agreement; provided that with respect to Awards (other than an Award of an incentive stock option), the Committee may, in its sole discretion, permit certain Participants or classes of Participants to transfer Awards of nonqualified stock options and stock appreciation rights or Other Stock-Based Awards to such individuals or entities as the Committee may specify.

16. No right to employment or continued participation in plan. No person shall have any claim or right to the grant of an Award prior to the date that an Award agreement is delivered to such person and the satisfaction of the appropriate formalities specified in the Award agreement, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or to be eligible for any subsequent Awards. Further, the Company expressly reserves the right to dismiss at any time a Participant free from any liability or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

17. Adjustment of and changes in common stock. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders of Common Stock other than regular cash dividends, the Committee will make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including, but not limited to, adjustments with respect to the limitations imposed by Sections 3 and 5 and to make appropriate adjustments (including the number of shares and the exercise price) to outstanding Awards (without regard to the re-pricing restrictions set forth in Sections 7 and 8).

18. Amendment. The Board may amend, suspend or terminate the Plan or any portion hereof at any time without shareholder approval, except to the extent otherwise required by the Act or New York Stock Exchange listing requirements. Notwithstanding the foregoing, except in the case of an adjustment under Section 17, any amendment by the Board shall be conditioned on shareholder approval if it increases (i) the number of shares of Common Stock authorized for grant under Section 3, (ii) the number of shares authorized for grant to individual participants under any form of an Award as set forth in Section 5, or (iii) if such amendment eliminates restrictions applicable to the reduction of the exercise price of an option or stock appreciation right or the surrender of such Award in consideration for a new Award with a lower exercise price as set forth in Sections 7 and 8.

19. Unfunded status of plan. The Plan is intended to constitute an “unfunded” plan for long-term incentive compensation. Nothing herein shall be construed to give any Participant any rights with respect to unpaid Awards that are greater than those of a general unsecured creditor of JPMC.

20. Successors and assigns. The Plan and Awards made thereunder shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

21. Governing law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York without reference to principles of conflict of laws.

22. Effective date. The effective date of this Plan is May 20, 2008. No Awards shall be granted under the Plan after May 31, 2013 or the date the Plan is earlier terminated by the Board; provided, however, that the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

Appendix C

2005 Long-Term Incentive Plan – Plan features and equity grant history 2002-2007

The following description of Plan features is qualified in its entirety by reference to the Plan, a copy of which is attached to this proxy statement as Appendix B.

Plan features

Proposal: The Plan provides that 350 million shares of Common Stock will be available for issuance as awards commencing May 20, 2008, subject to exclusions specified below that do not count against the share limit. No unissued shares will be carried over from the Prior Plan.

Participation: All employees (including executive officers) and non-management members of the Board of Directors will be eligible to participate. Approximately 26,700 employees received awards under the Plan in January 2008.

Expiration: May 31, 2013.

Administration: Compensation & Management Development Committee.

Award type (exercise price): (a) nonqualified stock options, stock appreciation rights (SARs) and incentive stock options and (b) other stock-based awards, which may include without limitation restricted stock units, restricted shares, performance share units and performance shares. The exercise price for all option and SAR awards may not be less than 100% of the fair market value of our common stock on the date of grant.

Payment: Cash, check or previously owned shares. The Plan does not provide for company loans to participants.

Terms and vesting: For options and SARs, such awards expire no more than 10 years after the date granted. Awards granted since 2005 for performance vest 50% after two years and 50% after three years.

Change in control: The Plan does not include change in control provisions.

Repricing: The Plan expressly prohibits repricing.

Other Plan notes

The following shares do not count against the 350 million share Plan limit: shares canceled, surrendered, forfeited or terminated, or that expire unexercised; shares withheld or tendered to exercise an option or for taxes; shares granted as restorative options pursuant to options awarded by Bank One prior to 2003; shares granted through assumption of, or in substitution for, awards previously granted by an acquired company; shares granted as retention awards in connection with an acquisition; and awards which by their terms may be settled only in cash.

The Plan replaced the Prior Plan, as well as the two non-shareholder approved plans, with a single, shareholder approved plan pursuant to which future equity awards will be made to employees of JPMorgan Chase and its subsidiaries.

No eligible participant may receive awards on more than 7.5 million shares during the 5 year term of the Plan.

During the Plan term, at least 80% of the awards made under the Plan shall be subject to vesting (or exercise) schedules so that such awards shall not vest (or become exercisable) more rapidly than ratably over three years, other than in circumstances such as death, retirement, involuntary termination of employment, or if the award would become vested (or exercisable) upon the achievement of performance objectives over a period of at least one year.

The following summarizes the grant history of equity awards made by JPMorgan Chase from 2002 through 2007. (Amounts shown for 2002, 2003 and 2004 reflect the combined grants of JPMorgan Chase and Bank One on a pro forma basis.) Although grants may be made throughout the year, the majority of grants are awarded in January. RSUs are granted in lieu of cash. In January 2008, approximately 64 million restricted stock units and 5.85 million stock appreciation rights (SARs) (settled only in shares) were granted under the Firm’s shareholder approved plan as part of employee annual incentive compensation or as periodic equity awards. Other than these grants, the Firm does not anticipate making any significant grants to employees other than ongoing hiring awards under the 2005 Long-Term Incentive Plan before the May 2008 shareholder meeting.

(Shares in millions)	2002	2003	2004	2005	2006	2007
Option/SAR grants	112.3	64.9	25.1	17.2	15.2	21.4
Restricted stock/unit grants	29.2	49.9	38.6	38.1	44.6	47.6
Average fully diluted shares	3,556	3,553	3,593	3,557	3,574	3,508
Option/SAR grants as percent of average fully diluted shares	3.2%	1.8%	0.7%	0.5%	0.4%	0.6%
Restricted stock/unit grants as percent of average fully diluted shares	0.8%	1.4%	1.1%	1.1%	1.3%	1.4%
Total grants as percent of average fully diluted shares	4.0%	3.2%	1.8%	1.6%	1.7%	2.0%

Appendix D

JPMorgan Chase & Co. Key Executive Performance Plan

As Amended and Restated Effective January 1, 2009

1. Purpose. The Key Executive Performance Plan of JPMorgan Chase & Co. (As Amended and Restated Effective January 1, 2009) (the “Plan”) is designed to attract and retain the services of selected employees who are in a position to make a material contribution to the successful operation of the business of JPMorgan Chase & Co. or one or more of its Subsidiaries. The Plan shall become effective January 1, 2009, subject to approval by stockholders in the manner required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Definitions. For purposes of this Plan, the following terms shall have the following meanings:

(a)	“Award” means an amount payable to a Participant pursuant to Section 4 of this Plan.

(b)	“Board of Directors” means the Board of Directors of the Corporation.

(c)	“Compensation Committee” or “Committee” means the Compensation and Management Development Committee of the Board of Directors.

(d)	“Corporation” means JPMorgan Chase & Co.

(e)	“Participant” means an employee of the Corporation or of a Subsidiary who has been designated by the Committee as eligible to receive an Award pursuant to the Plan for the Plan Year.

(f)	“Plan Year” means the calendar year.

(g)	“Subsidiary” means (i) any corporation, domestic or foreign, more than 50 percent of the voting stock of which is owned or controlled, directly or indirectly, by the Corporation; or, (ii) any partnership, more than 50 percent of the profits interest or capital interest of which is owned or controlled, directly or indirectly, by the Corporation; or (iii) any other legal entity, more than 50 percent of the ownership interest, such interest to be determined by the Committee, of which is owned or controlled, directly or indirectly, by the Corporation.

3. Determination of Bonus Pool. Not later than three months after the beginning of the Plan Year, the Committee shall prescribe an objective formula pursuant to which a pool of funds (a “bonus pool”) will be created for that Plan Year. The bonus pool will consist of a percentage, established by the Committee, of the Corporation’s income before income tax expense for that Plan Year in excess of a percentage, established by the Committee, of total stockholders’ equity of the Corporation at the beginning of that Plan Year. At the time that it determines the bonus pool formula, the Committee may make provision for excluding the effect of extraordinary events and changes in accounting methods, practices or policies on the amount of the bonus pool.

4. Awards.

4.1	Coincident with the establishment of the formula under which the bonus pool will be created for a Plan Year the Committee shall assign shares of the bonus pool for that Plan Year to those individuals whom the Committee designates as Participants for that Plan Year; provided that such shares shall not exceed, in the aggregate, 100% of the bonus pool. The maximum annual Award which can be made to any one Participant for a Plan Year is the sum of (a) .2% of the Corporation’s total income before income tax expense, extraordinary items and effect of accounting changes, as set forth on the Corporation’s Consolidated Statement of Income for such Plan Year and (b) $1 million.

4.2	Notwithstanding the provisions of Section 4.1, the Committee may, in its sole discretion, reduce the amount otherwise payable to a Participant at any time prior to the payment of the Award to the Participant.

5. Eligibility For Payment of Awards. Subject to Section 4.2, a Participant who has been assigned a share of the bonus pool shall receive payment of an Award if he or she remains employed by the Corporation or its Subsidiaries through the end of the applicable Plan Year; provided, however, that no Participant shall be entitled to payment of an Award hereunder until the Committee certifies in writing that the performance goals and any other material terms of the Plan have in fact been satisfied. (Such written certification may take the form of minutes of the Committee).

6. Form and Timing of Payment of Awards.

6.1	Awards may be paid, in whole or in part, in cash, in the form of grants of stock based awards (other than options) made under the Corporation’s Long Term Incentive Plan, as amended from time to time, or any successor plan in effect when such grants are made, or in any other form prescribed by the Committee, and may be subject to such additional restrictions as the Committee, in its sole discretion, shall impose.

6.2	If an Award is payable in shares of common stock of the Corporation or in another form permitted under the Long-Term Incentive Plan, such Awards will be issued and valued in accordance with the Long-Term Incentive Plan.

6.3	Subject to Sections 5 and 7 hereof, Awards shall be paid at such time as the Committee may determine.

7. Deferral of Payment of Awards. The Committee may, in its sole discretion, permit a Participant to defer receipt of a cash Award, subject to such terms and conditions as the Committee shall impose.

8. Administration.

8.1	The Plan shall be administered by the Compensation Committee.

8.2	Subject to the provisions of the Plan, the Committee shall have exclusive power to determine the amounts that shall be available for Awards each Plan Year and to establish the guidelines under which the Awards payable to each Participant shall be determined.

8.3	The Committee’s interpretation of the Plan, grant of any Award pursuant to the Plan, and all actions taken within the scope of its authority under the Plan, shall be final and binding on all Participants (or former Participants) and their executors.

8.4	The Committee shall have the authority to establish, adopt or revise such rules or regulations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

9. Amendment and Termination. The Board of Directors or a designated committee of the Board of Directors (including the Committee) may amend any provision of the Plan at any time; provided that no amendment which requires stockholder approval in order for bonuses paid pursuant to the Plan to be deductible under the Code, as amended, may be made without the approval of the stockholders of the Corporation. The Board of Directors shall also have the right to terminate the Plan at any time.

10. Miscellaneous.

10.1	The fact that an employee has been designated a Participant shall not confer on the Participant any right to be retained in the employ of the Corporation or one or more of its Subsidiaries, or to be designated a Participant in any subsequent Plan Year.

10.2	No Award under this Plan shall be taken into account in determining a Participant’s compensation for the purpose of any group life insurance or other employee benefit plan unless so provided in such benefit plan.

10.3	This Plan shall not be deemed the exclusive method of providing incentive compensation for an employee of the Corporation and its Subsidiaries, nor shall it preclude the Committee or the Board of Directors from authorizing or approving other forms of incentive compensation.

10.4	All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation and its Subsidiaries.

10.5	The Corporation or other Subsidiary making a payment under this Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Plan to the person entitled thereto shall be reduced by the amount so withheld.

10.6	The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York to the extent not superseded by federal law.

10.7	In the event of the death of a Participant, any payment due under this Plan shall be made to his or her estate (or designated beneficiary, with respect to amounts payable in the form of the common stock of the Corporation).

©2008 JPMorgan Chase & Co. All rights reserved. Printed in U.S.A. on recycled paper with soy ink.

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JPMORGAN CHASE & CO.

The Board of Directors recommends a vote FOR proposals For Against Abstain The Board of Directors recommends a vote AGAINST For Against Abstain

1, 2, 3 and 4. shareholder proposals 5 through 11.

1. Election of Directors

1a. Crandall C. Bowles 0 0 0 5. Governmental service report 0 0 0

1b. Stephen B. Burke 0 0 0 6. Political contributions report 0 0 0

1c. David M. Cote 0 0 0 7. Independent chairman of the board 0 0 0

1d. James S. Crown 0 0 0 8. Executive compensation approval 0 0 0

1e. James Dimon 0 0 0 9. Two candidates per directorship 0 0 0

1f. Ellen V. Futter 0 0 0 10. Human rights and investment report 0 0 0

1g. William H. Gray, III 0 0 0 11. Lobbying priorities report 0 0 0

1h. Laban P. Jackson, Jr. 0 0 0

1i. Robert I. Lipp 0 0 0

1j. David C. Novak 0 0 0

1k. Lee R. Raymond 0 0 0

1l. William C. Weldon 0 0 0

2. Appointment of independent registered public accounting firm 0 0 0 Yes No

3. Approval of Amendment to 2005 Long-Term Incentive Plan 0 0 0

4. Reapproval of Key Executive Performance Plan 0 0 0 Please indicate if you plan to attend this meeting 0 0

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET

JPMorgan Chase & Co.

2008Annual Meeting

of Shareholders

Tuesday, May 20, 2008

10:00AM

Auditorium

One Chase Manhattan Plaza

(Corner of Nassau and Liberty Streets)

New York, New York

c PLEASE DETACH AND PRESENT THE ABOVE TICKET AND PHOTO ID FOR ADMISSION TO THE ANNUAL MEETING c

JPMORGAN CHASE & CO.

This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 20, 2008.

You, the undersigned shareholder, appoint each of Michael J. Cavanagh and Stephen M. Cutler, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2008 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Participants in the 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through an investment in the JPMorgan Chase Common Stock Fund within the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.